Exhibit 10.1

INVESTMENT AGREEMENT

by and between

SEARCHLIGHT III CVL, L.P.

and

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

Dated as of September 13, 2020

TABLE OF CONTENTS

1.	Definitions	1

2.	Purchase and Sale of the Purchased Securities	12

	2.1 Initial Closing Securities	12

	2.2 Second Closing Securities	12

	2.3 Escrow; Early Note Issuance	13

3.	Closings	14

	3.1 Initial Closing	14

	3.2 Second Closing	15

4.	Representations and Warranties of the Company	16

	4.1 Organization, Good Standing and Qualification	16

	4.2 Authorization; Enforceable Agreement	16

	4.3 Indebtedness	17

	4.4 Litigation	17

	4.5 Governmental Consents	17

	4.6 Valid Issuance of Securities	18

	4.7 Capitalization	19

	4.8 Compliance with Other Instruments	19

	4.9 Absence of Changes; Material Adverse Effect	20

	4.10 Material Contracts	20

	4.11 Intellectual Property	21

	4.12 Systems	21

	4.13 Internal Controls	22

	4.14 Financial Statements; Controls; Undisclosed Liabilities	22

	4.15 Exchange Act Reporting	23

	4.16 Compliance with Laws	23

	4.17 FCC and State PUC Licenses	23

	4.18 Anti-Corruption Compliance	24

	4.19 Related Party	24

	4.20 Brokers and Other Advisors	25

	4.21 No Reliance	25

	4.22 ERISA	25

	4.23 Registration Rights	26

	4.24 Tax Matters	26

5.	Representations and Warranties of the Investor	27

	5.1 Private Placement	27

	5.2 Organization	28

	5.3 Governmental Consents	29

	5.4 Authorization; Enforceability	29

	5.5 No Default or Violation	29

	5.6 Financial Capability	329

	5.7 Equity Financing	30

	5.8 Interested Stockholder	30

	5.9 Brokers and Other Advisors	30

	5.10 U.S. Person	30

6.	Conditions to the Obligations at the Initial Closing	31

	6.1 Conditions to the Obligations of Each Party at the Initial Closing	31

	6.2 Conditions to the Investor’s Obligations at the Initial Closing	31

	6.3 Conditions to the Company’s Obligations at the Initial Closing	32

7.	Conditions to the Obligations at the Second Closing	32

	7.1 Conditions to the Obligations of Each Party at the Second Closing	32

	7.2 Conditions to the Investor’s Obligations at the Second Closing	33

	7.3 Conditions to the Company’s Obligations at the Second Closing	34

8.	Covenants	34

	8.1 Reservation of Common Stock; Issuance of Shares of Common Stock	34

	8.2 Transfer Taxes	35

	8.3 Public Disclosure	35

	8.4 Tax Related Covenants	35

	8.5 Further Assurances	37

	8.6 Regulatory Matters	37

	8.7 Refinancing Transactions	41

	8.8 Stockholder Approval	42

	8.9 Conduct of Business	44

	8.10 Listing	45

	8.11 Transaction Litigation	46

	8.12 Access to Information	46

	8.13 Anti-Takeover Provisions	46

	8.14 Charter Amendment	47

	8.15 Certificate of Designations	47

	8.16 Board Composition	47

9.	Termination	47

	9.1 Termination of Agreement Prior the Closings	47

	9.2 Effect of Termination Prior to Closings	49

10.	Miscellaneous	49

10.1 Governing Law	49

10.2 Specific Enforcement; Jurisdiction	49

10.3 Survival	51

10.4 Successors and Assigns	51

10.5 No Third-Party Beneficiaries	51

10.6 No Personal Liability of Directors, Officers, Owners, Etc.	52

10.7 Entire Agreement	52

10.8 Notices	52

10.9 Delays or Omissions	53

10.10 Expenses	53

10.11 Amendments and Waivers	53

10.12 Counterparts	53

10.13 Severability	53

10.14 Titles and Subtitles; Interpretation	54

EXHIBIT A	A-1

EXHIBIT B	B-1

EXHIBIT C	C-1

EXHIBIT D	D-1

EXHIBIT E	E-1

v

INVESTMENT AGREEMENT

Investment Agreement (this “Agreement”), dated September 13, 2020, by and between Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), and Searchlight III CVL, L.P., a Delaware limited partnership (the “Investor”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to sell, and the Investor desires to purchase, for aggregate consideration of up to $425 million, (a) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), (b) an unsecured senior note in the form attached as Exhibit A (the “Note”), which shall initially be non-convertible, but which shall, upon the payment of the Second Purchase Price Payment (as defined herein) in connection with the Second Closing (as defined herein), be convertible at the option of the Investor, or if the Investor fails to exercise its option, at the option of the Company, into shares of a new series of preferred stock, par value $0.01 of the Company, to be designated the Company’s Series A Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and (c) a Contingent Payment Right (as defined herein), which shall be automatically converted into shares of Common Stock subject to the terms and conditions of the Contingent Payment Right Agreement (as defined herein);

WHEREAS, subject to the terms and conditions set forth in this Agreement, at the Initial Closing, the Company shall issue to the Investor the Initial Closing Securities, which in the aggregate would represent 24.9% of the outstanding Common Stock after giving effect to the issuance (in the case of the Contingent Payment Right, on an as-converted basis) based on the number of shares outstanding as of the date hereof, such that FCC Approval shall not be required for such issuance, after taking into account both the foreign ownership attributable to the Initial Closing Securities and the amount of the existing foreign ownership of Common Stock under the Communications Laws;

WHEREAS, in connection with such purchase and sale, the Company and the Investor desire to make certain representations and warranties and enter into certain agreements;

WHEREAS, in connection with such purchase and sale, on the date hereof, the Company and the Investor simultaneously herewith are executing and delivering a governance agreement which shall be effective at the Initial Closing (the “Governance Agreement”); and

WHEREAS, in connection with the execution and delivery of this Agreement, the Investor has delivered to the Company the Equity Commitment Letter (as defined below), pursuant to which the Equity Investors (as defined below) have, subject to the terms and conditions set forth therein, committed to provide funds for the Investor to fund its obligations at the Closings (as defined below) contemplated hereby.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investor agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, with respect to the Investor and its affiliates, “affiliate” shall include any entity that is managed by Searchlight Capital Partners, L.P. (“SCP”) and such entities’ respective affiliates (except for any portfolio company or investment fund affiliated with SCP, other than for purposes of Section 8.6 (Regulatory Matters), Section 8.7 (Refinancing Transactions), Section 10.2 (Specific Enforcement; Jurisdiction), Section 10.4 (Successors and Assigns) and Section 10.10 (Expenses) or for purposes of uses of the term “Representatives” with respect to the Investor and its affiliates); provided, further, that the Investor and its affiliates shall be deemed not to be an affiliate of the Company or any of the Company Subsidiaries. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Antitrust Laws” shall have the meaning set forth in Section 8.6(h).

“Balance Sheet Date” shall have the meaning set forth in Section 4.14(d).

“Board” shall mean the Board of Directors of the Company.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Charter Amendment” shall have the meaning set forth in Section 8.14.

“Clayton Act” shall mean the Clayton Act of 1914.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the recitals of this Agreement.

“Communications Laws” shall mean any requirement of Law applicable to the Company or any Company Subsidiary with respect to the provision of telecommunications services and cable services, including the Communications Act of 1934, as amended, and the rules, regulations and written policies promulgated pursuant thereto by the FCC or any State PUC in each state where the Company or any Company Subsidiary conducts or is authorized to conduct business.

“Communications Regulatory Approvals” shall mean, collectively, the consents, approvals and authorizations (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) from State PUCs having jurisdiction over the assets, business and operations of the Company and the Company Subsidiaries, in each case as set forth in Section 1.1 of the Disclosure Schedule, but shall not include the FCC Approval or the Local Franchise Authority Approvals.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Charter Documents” shall mean the certificate of incorporation and bylaws of the Company, in each case as amended to the date of this Agreement.

“Company Financial Advisors” shall have the meaning set forth in Section 4.20.

“Company Indebtedness” shall mean, at any time, Indebtedness of the Company and the Company Subsidiaries at such time, including any such Indebtedness under the Existing Credit Agreement and the Existing Indenture.

“Company Licensed Intellectual Property Rights” shall mean any and all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any Company Subsidiary or for which the Company or any Company Subsidiary has obtained a covenant not to be sued.

“Company LTIP” shall mean the Company’s 2005 Long-Term Incentive Plan (as amended and restated effective May 5, 2009), as amended.

“Company Material Adverse Effect” shall mean any circumstance, development, state of facts, change, effect, event or occurrence that, individually or in the aggregate, has had, or (a) would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent or materially delay the performance by the Company or the Company Subsidiaries of their respective obligations hereunder or the consummation of the Transactions by the Company and the Company Subsidiaries; provided, however, that the term “Company Material Adverse Effect” shall not include any effects of (A) changes after the date hereof, in GAAP or regulatory accounting requirements generally applicable to companies in the industries in which the Company and the Company Subsidiaries operate, (B) changes after the date hereof in Laws generally applicable to companies in the industries in which the Company and the Company Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions (including acts of sabotage, terrorism or war (whether or not declared), or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters), or general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities or capital markets, (D) the execution of this Agreement, the public disclosure of this Agreement or the Transaction Documents, the taking by the Company or the Company Subsidiaries of any action that is required by this Agreement or the consummation of the issuance of the Securities (including the issuance of the Note pursuant to Section 2.3, if applicable (provided that the facts and circumstances giving rise to such issuance may be taken into account in determining whether a Company Material Adverse Effect has occurred)) and the Refinancing; provided that this clause (D) will not be deemed to apply to the representations and warranties of the Company set forth in Section 4.8 or any other representation or warranty intended to address the effect of the announcement, execution, delivery and performance of this Agreement or the consummation of the Transactions, (E) changes after the date hereof generally applicable to companies in the industries in which the Company and the Company Subsidiaries operate, (F) any action taken by the Company or the Company Subsidiaries at the Investor’s express written request, (G) the impact of any Legal Proceeding initiated by a stockholder of the Company (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty or similar claims in connection with the execution of the Agreement and challenging or attempting to enjoin, restrain, prevent or prohibit consummation of any of the transactions contemplated by this Agreement or (H) the failure to meet internal, external or public revenue, earnings, budget, expenditure or any other financial forecasts or projections (provided that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), except, with respect to clauses (A), (B), (C) and (E), for any circumstance, development, state of facts, change, effect, event or occurrence that is disproportionately adverse to the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Quantitative Adverse Effect” shall mean any circumstance, development, state of facts, change, effect, event or occurrence that has had, or that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, condition (financial or otherwise), assets (including intangible assets), liabilities, property, or results of operations of the Company and the Company Subsidiaries, taken as a whole, of at least $350 million.

“Company Material Contract” shall mean any Contract required to disclosed pursuant to Regulation S-K promulgated under the Exchange Act (including any Contract disclosed in the SEC Reports).

“Company Owned Intellectual Property Rights” shall mean any and all Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Permit” shall have the meaning set forth in Section 4.14(d).

“Company Plans” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other employee benefit plan, program, agreement or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, vacation, employment, change in control, retention or consulting plan or individual agreement, in each case whether written or unwritten, for any current or former employee or director of the Company or any Company Subsidiary, in each case, that the Company or any Company Subsidiary sponsors, participates in, is a party or contributes to, or with respect to which the Company or any Company Subsidiary would reasonably be expected to have any material liability.

“Company Subsidiaries” shall mean all Subsidiaries of the Company.

“Contingent Payment Right” shall mean the contingent payment right pursuant to the Contingent Payment Right Agreement.

“Contingent Payment Right Agreement” means that certain Contingent Payment Right Agreement in the form attached as Exhibit B.

“Contract” shall mean any oral or written contract, subcontract, agreement, arrangement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan, guarantee and any similar undertaking, commitment or pledge.

“Converted Preferred Shares” shall have the meaning set forth in Section 2.2(b)(ii).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disclosure Schedule” shall have the meaning set forth in Section 4.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.7.

“Equity Financing” shall have the meaning set forth in Section 5.7.

“Equity Investors” shall mean the affiliates of the Investor that have agreed to provide the Equity Financing pursuant to the Equity Commitment Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall have the meaning set forth in Section 4.22(a).

“Escrow” shall have the meaning set forth in Section 2.3(a).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the SEC thereunder.

“Existing Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of July 3, 2017, by and among the Company, Wells Fargo Bank National Association, as Administrative Agent, and the other parties from time to time party thereto (as amended, supplemented, or otherwise modified from time to time).

“Existing Indenture” shall mean the Indenture, dated as of September 18, 2014, by and among the Company, Wells Fargo Bank, National Association, as trustee, and the other parties from time to time party thereto (as amended, supplemented, or otherwise modified from time to time).

“Expense Reimbursement” shall have the meaning set forth in Section 10.10.

“FCC” shall mean the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.

“FCC Approval” shall mean the consents, approvals and authorizations from the FCC, including any applicable review by the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, in each case as set forth on Section 1.2 of the Disclosure Schedule.

“FCC Final Denial” shall have the meaning set forth in Section 7.1(c).

“FCC Licenses” shall mean the FCC licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the business of the Company or any of the Company Subsidiaries, or otherwise granted to or held by the Company or any of the Company Subsidiaries.

“FCC Approval Licenses” shall mean the FCC Licenses set forth Section 1.2 of the Disclosure Schedule under the heading “FCC Approval Licenses.”

“Final” shall mean that action shall have been taken by the FCC or any State PUC (including action duly taken by the FCC’s staff, or the staff of any State PUC, as applicable, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC or any State PUC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC or any State PUC shall have expired or otherwise terminated.

“FCC Licenses Disposal Actions” shall have the meaning set forth in Section 8.6(f).

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1, 4.2, 4.6, 4.7 and 4.20.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governance Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Governmental Authority” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court, arbitral body or other tribunal), or (d) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including stock exchanges).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Indebtedness” shall mean any (a) indebtedness for borrowed money, (b) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (c) letters of credit solely to the extent drawn, (d) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (c), (e) accounts payable to trade creditors and accrued expenses, in each case, not arising in the ordinary course of business, (f) amounts owing as deferred purchase price for the purchase of any property, (g) capital lease obligations and (h) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (a) through and (g) above of any other Person.

“Independent Accounting Firm” shall have the meaning set forth in Section 8.4(e).

“Initial Closing” shall have the meaning set forth in Section 3.1.

“Initial Closing Common Stock” shall have the meaning set forth in Section 2.1.

“Initial Closing Date” shall have the meaning set forth in Section 3.1.

“Initial Closing Securities” shall have the meaning set forth in Section 2.1.

“Initial Equity Financing” shall have the meaning set forth in Section 5.7.

“Initial Outside Date” shall have the meaning set forth in Section 9.1(a).

“Initial Purchase Price Payment” shall have the meaning set forth in Section 2.1.

“Intellectual Property Rights” shall mean and all intellectual property rights or similar proprietary rights throughout the world, including all (a) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of patents, trademarks, service marks, trade dress, trade names, domain names, copyrights and designs, c) processes, formulae, methods, schematics, technology, know-how, data, computer software programs and applications, and (d) trade secrets and other tangible or intangible proprietary or confidential information and materials.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Disclosure Schedule” shall have the meaning set forth in Section 5.

“Investor Material Adverse Effect” shall mean any circumstance, development, state of facts, change, effect, event or occurrence that has had, or that would reasonably be expected to prevent or materially delay the performance by Investor of its obligations hereunder or the consummation of the Transactions by Investor; provided, however, that the proviso to the definition of “Company Material Adverse Effect” is incorporated into this definition, mutatis mutandis.

“IRS” shall have the meaning set forth in Section 8.4(a).

“Knowledge” of the Company shall mean the actual knowledge of C. Robert Udell, Jr., Steven L. Childers and J. Garrett Van Osdell.

“Law” shall mean any applicable federal, state, local, foreign or other law (statutory, common or otherwise), including any statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement of a Governmental Authority of competent jurisdiction.

“Legal Proceeding” shall mean any litigation, investigation, suit, claim, charge, action, demand, complaint, citation, summons, subpoena, audit, hearing, inquiry, proceeding, arbitration or mediation of any nature, whether at law or equity, judicial or administrative, by or before a Governmental Authority, arbitrator or mediator of competent jurisdiction.

“Liability Cap” shall have the meaning set forth in Section 10.2(b).

“Lien” shall mean, with respect to any property or asset, any pledge, lien, charge, mortgage, deed of trust, lease, sublease, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.

“Local Franchise Authority Approvals” shall mean, with respect to the Company or a Company Subsidiary, any approvals required by each franchise, as such term is defined in the Communications Laws or under applicable state Laws, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems (as defined in the Communications Laws) that are part of or maintained or operated by the Company or a Company Subsidiary, or any franchise, ordinance, license, permit, certificate or agreement with a Governmental Authority authorizing access to the public right-of-way.

“Nasdaq” shall have the meaning set forth in Section 4.5.

“Note” shall have the meaning set forth in the recitals of this Agreement.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.

“Personal Data” shall mean all personal, personally identifiable, sensitive, confidential or regulated data.

“Proxy Statement” shall have the meaning set forth in Section 8.8(b).

“Purchase Price” shall have the meaning set forth in Section 2.2(b).

“Purchased Securities” shall have the meaning set forth in Section 2.2(b)(ii).

“RDOF Auction” shall mean the FCC auction for universal service funding, as more fully described in Rural Digital Opportunity Fund Phase I Auction Scheduled for October 29, 2020; Notice and Filing Requirements and Other Procedures for Auction 904, Public Notice, 35 FCC Rcd 6077 (2020).

“Refinancing” shall have the meaning set forth in Section 8.7(a).

“Registration Rights Agreement” shall mean the Registration Rights Agreement in the form attached as Exhibit C.

“Representatives” shall mean, with respect to any Person, its affiliates and its and their respective directors, officers, employees, advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity).

“Restraint” shall have the meaning set forth in Section 6.1(b).

“Restricted Share” shall mean each outstanding share of Common Stock issued pursuant to the Company LTIP that is subject to forfeiture or repurchase based on specified vesting criteria.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“SEC Reports” shall mean all forms, schedules, statements, certifications, reports and documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act on or after January 1, 2018 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing).

“Second Closing” shall have the meaning set forth in Section 3.2.

“Second Closing Date” shall have the meaning set forth in Section 3.2.

“Second Equity Financing” shall have the meaning set forth in Section 5.7.

“Second Closing Securities” shall have the meaning set forth in Section 2.2(b)(ii).

“Second Outside Date” shall have the meaning set forth in Section 9.1(a).

“Second Purchase Price Payment” shall have the meaning set forth in Section 2.2(b).

“Securities” shall have the meaning set forth in Section 4.2(a).

“Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations promulgated by the SEC thereunder.

“Securities Issuance Deliverables” shall mean each of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by an officer of the Company and, with respect to the Note, each Guarantor (as defined in the Note), each dated as of the date of the issuance of the Security or the Issue Date (as defined in the Note), in the case of the Note (or, in the case of certificates of government officials, a recent date before such date of issuance of such Security or the Issue Date, as applicable) and each in form and substance satisfactory to the Investor:

(a) the Security, executed and delivered by a duly authorized officer of the Company and, in the case of the Note, each Guarantor;

(b) a copy of Company Charter Documents, certified as of a recent date by the Secretary of State of the State of Delaware, and in the case of the Note, a copy of the certificate of incorporation and bylaws (or equivalent organizational documents) (the “Organization Documents”), including all amendments thereto, of each Obligor (as defined in the Note), certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization (in each case, with respect to such certification, only if such Organization Document has been filed with such Governmental Authority and is of the type that is available for such certification by such Governmental Authority), together with:

(i) a certificate as to the good standing of the Company and, in the case of the Note, a certificate as to the good standing of each Obligor, in each case as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization;

(ii) a certificate of the Company dated as of the date of issuance of such Security and, in the case of the Note, each Obligor dated as of the Issue Date and certifying (1) that the Company Charter Documents or Organization Documents of such Obligor, as applicable, have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (i) above; (2) that attached thereto is a true and complete copy of the Company Charter Documents or the Organization Documents of such Obligor, as applicable, as in effect on the date of issuance of such Security or the Issue Date, as applicable, and at all times since a date prior to the date of the resolutions described in clause (3) below; (3) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of the Company or such Obligor authorizing the execution, delivery and performance of such Security and all related documents to which it is a party (and, in the case of the Note, the borrowings thereunder), and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (4) as to the incumbency and specimen signature of each officer executing any Security or any other document delivered in connection therewith on behalf of the Company or such Obligor, as applicable; and

(iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(c) An executed legal opinion from the Company’s outside counsel, which such legal opinion which shall cover such matters incident to the transactions contemplated by this Agreement and the applicable Security and shall be addressed (and in form and substance reasonably satisfactory) to the Investor; and

(d) all documentation and other information reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act, to the extent requested at least five (5) business days prior to the Issue Date.

“Series A Certificate of Designations” shall have the meaning set forth in Section 8.15.

“Series A Preferred Stock” shall have the meaning set forth in the recitals of this Agreement.

“Share Issuance” shall mean the issuance of shares of Common Stock pursuant to the Contingent Payment Right Agreement (other than the Pre-Stockholder Approval CPR Share Number of shares of Common Stock to be issued pursuant thereto upon receipt of the Specified Regulatory Approvals).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Specified Regulatory Approvals” shall mean the Communications Regulatory Approvals set forth in Section 1.3 of the Disclosure Schedule.

“Specified Regulatory Approval CPR Share Number” shall have the meaning set forth in the Contingent Payment Right Agreement.

“State PUC” shall mean a state public utility commission or other similar state or local regulatory authority with jurisdiction over the operations of the Company or any Company Subsidiary.

“State PUC License” shall mean any permit, license, authorization, certification, plan, directive, consent order or consent decree of or from any State PUC, in each case, in connection with the operation of the business of the Company or any Company Subsidiary, all renewals and extensions thereof, and all applications filed with such State PUC for which the Company or any Company Subsidiary is an applicant.

“Stockholder Approval” shall have the meaning set forth in Section 4.2(b).

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Subsidiary Charter Documents” shall mean the certificate of incorporation, bylaws and other similar governing documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

“Systems” shall mean any equipment, computers, systems, networks, hardware, software, websites, applications, databases and information technology assets.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other similar assessments imposed by a Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes and all interest, penalties, fines, additions to tax or additional amounts imposed on any of the foregoing.

“Tax Proceeding” shall have the meaning set forth in Section 8.4(f).

“Tax Returns” shall mean all returns, elections, claims for refund, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, supplements, exhibits, and other attachments thereto) filed or required to be filed with any Governmental Authority with respect to the calculation, determination, assessment or collection of, any Taxes and including any amendments thereto.

“Transaction Documents” shall mean this Agreement, the Governance Agreement, the Note, the Contingent Payment Right Agreement, the Series A Certificate of Designations, the Registration Rights Agreement and the Charter Amendment.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

2. Purchase and Sale of the Purchased Securities.

2.1 Initial Closing Securities. On the terms and conditions set forth in this Agreement, at the Initial Closing, the Investor will pay $350 million in cash (the “Initial Purchase Price Payment”) to the Company, and (a) the Company will issue, sell and deliver to the Investor (i) 6,352,842 shares of Common Stock (the “Initial Closing Common Stock”) and (ii) a Contingent Payment Right with a Contingent Payment Right Share Number (as defined therein) of the Initial Closing CPR Share Number (as defined therein) (together with the Initial Closing Common Stock, the “Initial Closing Securities”), and (b) the Investor will obtain the right to receive the Note at or prior to the Second Closing on the terms and conditions set forth in this Agreement.

2.2 Second Closing Securities. On the terms and conditions set forth in this Agreement, at the Second Closing:

(a) the Company will issue, sell and deliver (through release from the Escrow) the Note to the Investor (unless the Note has been issued, sold and delivered (through release from the Escrow) to the Investor prior to the Second Closing in accordance with Section 2.3);

(b) immediately following such issuance, sale and delivery, if (x) the FCC Approval shall have been received or (y) the FCC Approval shall no longer be required as a result of the consummation of the FCC Licenses Disposal Actions, the Investor will pay $75 million in cash (the “Second Purchase Price Payment” and, together with the Initial Purchase Price Payment, the “Purchase Price”) to the Company, whereupon:

(i) pursuant to the terms of the Note, the Note will become convertible at the option of the Investor, or if the Investor fails to exercise its option by the date that is one (1) business day following the Second Closing, at the option of the Company, in each case into shares of Series A Preferred Stock pursuant thereto (the “Converted Preferred Shares”); and

(ii) the Company will issue, sell and deliver to the Investor a Contingent Payment Right with a Contingent Payment Right Share Number of the Second Closing CPR Share Number (it being understood that such delivery shall be effected through an increase in the Contingent Payment Right Share Number in the Contingent Payment Right Agreement issued at the Initial Closing in the manner set forth therein); provided, that if the Stockholder Approval and all Communications Regulatory Approvals shall have been received prior to the Second Closing, the Company will, in lieu of issuing, selling and delivering such Contingent Payment Right, instead issue, sell and deliver to the Investor a number of shares of Common Stock equal to the Second Closing CPR Share Number (such Contingent Payment Right or Common Stock, as applicable, together with the Note (unless the Note is issued, sold and delivered (through release from the Escrow) pursuant to Section 2.3), the “Second Closing Securities” and together with the Initial Closing Securities (and the Note if issued, sold and delivered (through release from the Escrow) pursuant to Section 2.3), the “Purchased Securities”).

2.3 Escrow; Early Note Issuance.

(a) As promptly as practicable after the date of this Agreement, the Company shall enter into an escrow agreement with an escrow agent selected by the Investor for purposes of holding and releasing the Note to the Investor in accordance with the terms of this Agreement (the “Escrow”). The parties shall negotiate the terms of such escrow agreement in good faith.

(b) Notwithstanding anything to the contrary in this Agreement, if (i) at any time after the Initial Closing and prior to the Second Closing, there shall occur any breach, default or event of default (howsoever defined in the relevant documentation) in any agreement governing Indebtedness of the Company or the Company Subsidiaries or there shall occur any event or condition that results or will result in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder of such Indebtedness or any trustee or agent on its or their behalf, to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, then the

Company shall immediately issue, sell and deliver the Note and deliver the Securities Issuance Deliverables with respect to the Note (such deliveries to be effected through release from the Escrow) to the Investor, (ii) this Agreement is terminated for any reason at any time after the Initial Closing and prior to the Second Closing, the Company shall (x) issue, sell and deliver (through release from the Escrow) the Note to the Investor and (y) deliver the Securities Issuance Deliverables with respect to the Note (through release from the Escrow) to the Investor, in each case, prior to such termination or (iii) either party hereto provides to the other party a notice of breach or intent to terminate this Agreement, or there shall be any other circumstance that could result in a termination of this Agreement, and, in the case of this clause (iii), the Investor elects to have the Note issued pursuant to this Section 2.3(b)(iii), the Company shall (x) issue, sell and deliver (through release from the Escrow) the Note to the Investor and (y) deliver the Securities Issuance Deliverables with respect to the Note (through release from the Escrow) to the Investor, in each case, at the time specified in the Investor’s notice of such election.

3. Closings.

3.1 Initial Closing. The delivery of the Initial Purchase Price Payment and of the Initial Closing Securities (the “Initial Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, 10019 at 10:00 a.m. (local time), as soon as practicable, but no later than the date that is two (2) business days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Section 6, or at such other time and place as the Company and the Investor shall mutually agree in writing (the “Initial Closing Date”). In lieu of an in-person Initial Closing, the Initial Closing may instead be accomplished by e-mail (in PDF format) transmission to the respective offices of legal counsel for the parties hereto of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered as promptly as practicable following the Initial Closing. At the Initial Closing:

(a) the Company shall deliver to the Investor certificates or book-entry statements representing the number of shares of Common Stock set forth in Section 2.1, and the Company shall execute and deliver the Securities Issuance Deliverables with respect to the Common Stock to the Investor;

(b) the Investor shall make payment of the Initial Purchase Price Payment by wire transfer of immediately available funds to an account designated by the Company at least two (2) business days in advance of the Initial Closing Date;

(c) the Investor shall have delivered to the Company a properly completed and executed Internal Revenue Service Form W-9, certifying that the Investor is a U.S. Person exempt from back-up withholding;

(d) the Company and the Investor shall each execute and deliver to the other the executed Contingent Payment Right Agreement, and the Company shall execute and deliver the Securities Issuance Deliverables with respect to the Contingent Payment Right to the Investor;

(e) the Company and the Investor shall each execute and deliver to the other the executed Registration Rights Agreement; and

(f) the Company shall execute and deliver the Note and the Securities Issuance Deliverables with respect to the Note into the Escrow, which Note and Securities Issuance Deliverables shall be automatically released from the Escrow upon the occurrence of the Second Closing (unless the Note has been released from the Escrow to the Investor prior to the Second Closing in accordance with Section 2.3).

3.2 Second Closing. The consummation of the delivery of the Second Purchase Price Payment and of the Second Closing Securities (the “Second Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, 10019 at 10:00 a.m. (local time), as soon as practicable, but no later than the date that is two (2) business days following the satisfaction or waiver (to the extent, and only to the extent, permitted by applicable Law) of the conditions set forth in Section 7, or at such other time and place as the Company and the Investor shall mutually agree in writing (the “Second Closing Date”). In lieu of an in-person Second Closing, the Second Closing may instead be accomplished by e-mail (in PDF format) transmission to the respective offices of legal counsel for the parties hereto of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered as promptly as practicable following the Second Closing. At the Second Closing:

(a) the Note and the Securities Issuance Deliverables with respect to the Note shall be automatically released from the Escrow to the Investor (unless the Note has been issued, sold and delivered (through release from the Escrow) to the Investor prior to the Second Closing accordance with Section 2.3);

(b) if (x) the FCC Approval shall have been received or (y) the FCC Approval shall no longer be required as a result of the consummation of the FCC Licenses Disposal Actions, the Company shall file with the Secretary of State of the State of Delaware the Series A Certificate of Designations;

(c) if (x) the FCC Approval shall have been received or (y) the FCC Approval shall no longer be required as a result of the consummation of the FCC Licenses Disposal Actions, the Investor shall make payment of the Second Purchase Price Payment by wire transfer of immediately available funds to an account designated by the Company at least two (2) business days in advance of the Second Closing Date; and

(d) if (x) the FCC Approval shall have been received or (y) the FCC Approval shall no longer be required as a result of the consummation of the FCC Licenses Disposal Actions, the Company shall execute and deliver the Securities Issuance Deliverables with respect to the Contingent Payment Right with a Contingent Payment Right Share Number of the Second Closing CPR Share Number; provided, that if the Stockholder Approval and all Communications Regulatory Approvals shall have been received, the Company shall instead deliver to the Investor certificates or book-entry statements representing the number of shares of Common Stock set forth in Section 2.2(b)(ii), and the Company shall execute and deliver the Securities Issuance Deliverables with respect to the Common Stock to the Investor.

4. Representations and Warranties of the Company. The Company represents and warrants to the Investor as of the date of this Agreement and as of the Initial Closing Date or the Second Closing Date, as applicable, that except (a) as otherwise disclosed in any SEC Reports filed with the SEC prior to the date of this Agreement (excluding any disclosure under the heading “Risk Factors” or any “forward-looking statements” disclaimer, or any other disclosures included in any such SEC Reports to the extent they are cautionary, precatory, predictive or forward-looking in nature) and (b) as set forth in the confidential disclosure letter dated as of the date of this Agreement (the “Disclosure Schedule”) provided to the Investor separately, specifically identifying the relevant subsection of this Section 4 to which such disclosure relates (provided, that disclosure in any subsection of Section 4 of such disclosure letter shall apply to any other subsection of this Section 4 to the extent it is reasonably apparent on its face that such disclosure is applicable to such subsection), provided that clause (a) shall not apply to the representations and warranties set forth in Section 4.9(a) and the Fundamental Representations:

4.1 Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and accurate copies of the Company Charter Documents, each as in effect as of the date of this Agreement, are included in the SEC Reports. As of the date of this Agreement, the Company has no Subsidiaries other than as listed in the SEC Reports.

4.2 Authorization; Enforceable Agreement.

(a) The Company has full right, power, authority and capacity to enter into this Agreement and the other Transaction Documents and to consummate the Transactions. All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Agreement and the other Transaction Documents, the performance of all obligations of the Company under this Agreement and the other Transaction Documents, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Purchased Securities being sold hereunder, (ii) the Converted Preferred Shares and (iii) the shares of Common Stock pursuant to the Contingent Payment Right Agreement (clauses (i) through (iii), collectively, the “Securities”), has been taken, and this Agreement and the other Transaction Documents, when executed and delivered, assuming due authorization, execution and delivery by the Investor, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject (x) in the case of the issuance of the Converted Preferred Shares, to the filing of the Series A Certificate of Designations with the Delaware Secretary of State pursuant to Section 3.2(b), (y) in the case of the Share Issuance, to receipt of the Stockholder Approval and the filing of the Charter Amendment with the Delaware Secretary of State pursuant to Section 8.14, and (z) except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) evidencing its determination that as of the date of this Agreement this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approving this Agreement and the other Transaction Documents and the Transactions, (iii) declaring this Agreement and the other Transaction Documents and the issuance and sale of the Securities advisable, and (iv) adopting the Series A Certificate of Designations and approving the Charter Amendment. Such resolutions have not been modified or rescinded.

(c) The affirmative votes of (i) holders of a majority of all the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting to approve the Charter Amendment and (ii) holders of a majority of the votes cast by holders of outstanding shares of Common Stock at the Stockholder Meeting on the proposal to approve the Share Issuance in accordance with Nasdaq rules (together, the “Stockholder Approval”) are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the Transactions.

4.3 Indebtedness. Neither the Company nor any of the Company Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Initial Closing or the Second Closing, after giving effect to the Initial Closing or the Second Closing, as applicable, in default in the payment of any Indebtedness or in default under any material agreement relating to its material Indebtedness. Neither the Company nor any of the Company Subsidiaries has issued or incurred any debt security or other Indebtedness that by its terms is convertible into or exchangeable for, or accompanied by warrants for or options to purchase, any capital stock of the Company.

4.4 Litigation. There is neither any action, suit, proceeding or investigation pending nor, to the Company’s Knowledge, threatened against, nor any outstanding judgment, order or decree against, the Company or any of the Company Subsidiaries before or by any Governmental Authority or arbitral body which, individually or in the aggregate, have had, or if adversely determined, would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party or subject to or in default with respect to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Authority except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Governmental Consents. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and solely with respect to the Local Franchise Authority Approvals, to the Company’s Knowledge, no consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the delivery of the Initial Closing Securities at the Initial Closing, the making of Cash Payments (as defined in the Contingent Payment Right Agreement) in respect of the Initial Closing CPR Share Number pursuant to the Contingent Payment Right Agreement or the delivery of the Note (through release from the Escrow) at the Second Closing or pursuant to Section 2.3. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, issuance or delivery of the Securities or the consummation of any other Transaction, except for: (i) in the case of the issuance of the Converted Preferred Shares, the filing of the Series A Certificate of Designations with the Delaware Secretary of State pursuant to Section 3.2(b); (ii) in the case of the Share Issuance, the filing of the Charter Amendment with the Delaware Secretary of State pursuant to Section 8.14; (iii) the compliance with applicable state securities Laws, which compliance will have occurred within the appropriate time periods; (iv) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) compliance with any applicable rules of the Nasdaq Global Market (“Nasdaq”); (vi) filings required under, and compliance with other applicable requirements of, the HSR Act and other applicable Antitrust Laws; and (vii) filings, consents, approvals, orders, authorizations or declarations required in connection with the FCC Approval and the Communications Regulatory Approvals. Assuming that the representations of the Investor set forth in Section 5 are true and correct, the offer, sale, and issuance of the Securities in conformity with the terms of this Agreement and the other Transaction Documents are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities Laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

4.6 Valid Issuance of Securities. The Purchased Securities and the shares of Common Stock to be issued pursuant to the Contingent Payment Right Agreement, when issued, sold, and delivered in accordance with the terms of this Agreement and the other Transaction Documents, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Governance Agreement and under applicable state and federal securities Laws. The Note, when issued, will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Converted Preferred Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Note and the Series A Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement, the Governance Agreement, the Series A Certificate of Designations and under applicable state and federal securities Laws. The sale of the Purchased Securities is not, and the subsequent conversion of the Note into the Converted Preferred Shares and the subsequent conversion of the Contingent Payment Right into shares of Common Stock (in each case, if any) will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company Charter Documents.

4.7 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock of which 73,057,683 were issued and outstanding as of the close of business on September 11, 2020 (including 4,445,054 Restricted Shares), and 10,000,000 shares of preferred stock, par value $0.01, none of which is issued and outstanding (excluding the Converted Preferred Shares). As of the date of this Agreement, there are no shares of Common Stock held by the Company in its treasury. All issued and outstanding shares have been duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. The Company has reserved that number of shares of Series A Preferred Stock sufficient for issuance of the Converted Preferred Shares in accordance with the terms of the Note and the Series A Certificate of Designations. As of the date of this Agreement (a) 2,599,199 Restricted Shares subject solely to time-based vesting conditions are outstanding under the Company LTIP and (b) 1,845,855 Restricted Shares subject to performance-based vesting conditions (assuming for this purpose that all applicable performance goals are achieved at the maximum level) are outstanding under the Company LTIP. As of the date of this Agreement, there are 204,946 shares of Common Stock reserved for issuance under the Company LTIP and the Company does not sponsor or maintain any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service provides of the Company or any Company Subsidiaries. Other than as provided in this Agreement, the LTIP and the Governance Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer or similar rights. Except as otherwise provided in the Note and the LTIP, the Series A Certificate of Designations, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities. The respective rights, preferences, privileges, and restrictions of the Series A Preferred Stock and the Common Stock are as stated in the certificate of incorporation of the Company (including the Series A Certificate of Designations). The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any interest in the Company upon the occurrence of certain events.

4.8 Compliance with Other Instruments. The Company is not in violation or default of any provision of the Company Charter Documents. The execution, delivery, and performance of and compliance with this Agreement and the Governance Agreement, and the issuance, sale and delivery of the Securities, will not (i) result in any default or violation of the Company Charter Documents; (ii) result in any default or violation of any agreement relating to its Indebtedness of the Company and the Company Subsidiaries or violation of any material judgment, order or decree of any Governmental Authority; or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.9 Absence of Changes; Material Adverse Effect.

(a) Since December 31, 2019 through the date of this Agreement, there has not been a Company Material Adverse Effect.

(b) Since December 31, 2019, neither the Company nor any Company Subsidiary has sustained any material loss or interference with the business of the Company and the Company Subsidiaries, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since December 31, 2019, there has not been any change in the capital stock (other than as a result of the grant or exercise of stock options or restricted stock pursuant to the Company Stock Plans) or Indebtedness of the Company or any of the Company Subsidiaries.

(c) Since December 31, 2019, the Company and the Company Subsidiaries have carried on their respective businesses in the ordinary course of business in all material respects consistent with past practice, and there has not been any action or omission of the Company or any of the Company Subsidiaries that, if such action or omission occurred between the date of this Agreement and the Initial Closing Date or the Second Closing Date, as applicable, would violate Section 8.9.

4.10 Material Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms. The Company and/or the Company Subsidiaries party thereto, as applicable, and, to the Company’s Knowledge, each other party thereto, has performed its obligations required to be performed by it, as and when required, under each Company Material Contract, except for failures to perform that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor to the Company’s Knowledge, any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Company Material Contract, and neither the Company nor any of the Company Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract. True and complete copies of the Company Material Contracts and any amendments thereto have been made available to the Investor prior to the date of this Agreement..

4.11 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries own all registrations and applications for material Company Owned Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Company’s Knowledge, the Company and the Company Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or material and used in, the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) To the Company’s Knowledge, since January 1, 2018, neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened, against the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, any of their respective present or former officers, directors or employees, (A) challenging or seeking to deny or restrict, the rights of the Company or any of the Company Subsidiaries in any of the Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights, (B) alleging that any Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights are invalid or unenforceable, or (C) alleging that the use of any of the Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights or that the conduct of the business of the Company and the Company Subsidiaries do or may misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material Company Owned Intellectual Property Rights that have not been abandoned and are subsisting are valid and enforceable, and the Company or one of the Company Subsidiaries owns all Company Owned Intellectual Property Rights free and clear of all Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any material Company Owned Intellectual Property Right.

4.12 Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) to the Company’s Knowledge, the Company and the Company Subsidiaries’ Systems are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and the Company Subsidiaries as currently conducted, (b) the Company and the Company Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all Systems and data (including all Personal Data) used in connection with their businesses, and (c) to the Company’s Knowledge, there have been no breaches, violations or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and the Company Subsidiaries are presently in material compliance with all applicable Laws, internal policies and contractual obligations relating to the privacy and security of Systems and Personal Data and to the protection of such Systems and Personal Data from unauthorized use, access, misappropriation or modification.

4.13 Internal Controls. The Company and the Company Subsidiaries maintain a system of internal accounting control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP. Since the end of the Company’s most recent audited fiscal year, there has been (a) no material weakness and no adverse impact of any weakness in the Company’s internal control over financial reporting (whether or not remediated) and (b) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

4.14 Financial Statements; Controls; Undisclosed Liabilities.

(a) The financial statements and schedules of the Company, and the related notes thereto, included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the consolidated financial position of the Company as of the respective dates of such financial statements and schedules, and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby.

(b) There are no contracts, other documents or other agreements required to be described in the SEC Reports or to be filed as exhibits to the SEC Reports by the Exchange Act or by the rules and regulations thereunder which have not been described or filed (or incorporated by reference from prior filings under the Exchange Act to the extent permitted) as required.

(c) The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.

(d) Neither the Company nor any of the Company Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and the Company Subsidiaries as of June 30, 2020 (the “Balance Sheet Date”) included in the SEC Reports, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any material breach of a Contract, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, have had or reasonably be expected to have, a Company Material Adverse Effect.

4.15 Exchange Act Reporting. The Company has filed or furnished, as applicable, on a timely basis all SEC Reports. Each of the SEC Reports complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Exchange Act and any rules and regulations promulgated thereunder. Any SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, as of the respective dates of such SEC Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.

4.16 Compliance with Laws. The Company and the Company Subsidiaries (a) are, and for the past three (3) years have been, in compliance with, and conduct their respective businesses in conformity with, all applicable foreign, federal, state and local laws and regulations, except where the failure to so comply or conform has not had, and is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) possess all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Authorities required by Law necessary for the Company and the Company Subsidiaries to conduct their business as currently conducted or currently planned by the Company and the Company Subsidiaries (each, a “Company Permit”), except where the failure to possess such documents has not had, and is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any of the Company Subsidiaries has received any verbal or written notice of any proceeding relating to the revocation or modification of, or non-compliance with, any material certificate, authorization, permit, clearance or approval.

4.17 FCC and State PUC Licenses.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the business of the Company and each Company Subsidiary is being conducted in compliance with the Communications Laws, (ii) the Company and each Company Subsidiary possess all registrations, licenses, authorizations, and certifications issued by the FCC and the State PUCs necessary to conduct their respective businesses as currently conducted, and (iii) all FCC Licenses and State PUC Licenses required for the operations of the Company and each of the Company Subsidiaries are set forth in Section 4.17(a) of the Disclosure Schedule and are in full force and effect.

(b) To the Company’s Knowledge, there is no proceeding being conducted or threatened by any Governmental Authority, which would reasonably be expected to cause the revocation, termination, suspension, cancellation, or nonrenewal of any of the FCC

Licenses or the State PUC Licenses, or the imposition of any penalty or fine by any Governmental Authority with respect to any of the FCC Licenses or the State PUC Licenses, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no (i) outstanding decree, decision, judgment, or order that has been issued by the FCC or a State PUC against the Company or any Company Subsidiary, the FCC Licenses or the State PUC Licenses or (ii) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the Company’s Knowledge, threatened by or before the FCC or a State PUC against the Company or any Company Subsidiary, the FCC Licenses, or the State PUC Licenses that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and each Company Subsidiary have filed with the FCC and State PUCs all necessary reports, documents, instruments, information, or applications required to be filed pursuant to the Communications Laws, and have paid all fees required to be paid pursuant to the Communications Laws, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and each Company Subsidiary is qualified to hold the FCC Licenses and the State PUC Licenses.

4.18 Anti-Corruption Compliance. Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any affiliates, directors, officers, employees, agents or Representatives of the Company or of any of the Company Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and the Company Subsidiaries and their affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Laws and with the representations and warranties contained herein.

4.19 Related Party. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of Indebtedness by the Company or any of the Company Subsidiaries to or for the benefit of any of the executive officers, directors, employees, consultants, or service providers of the Company. No Person is or has been a party to any transaction or proposed transaction with the Company or any Company Subsidiary that would require disclosure in an SEC filing made by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act.

4.20 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (the “Company Financial Advisors”), no agent, broker, investment banker, finder, financial advisor, firm or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

4.21 No Reliance. Except for the representations and warranties contained in this Agreement or any other Transaction Document or in any certificate provided at the Initial Closing or the Second Closing, as applicable, the Company acknowledges that neither the Investor nor any Person on behalf of the Investor makes, and the Company has not relied upon, any other express or implied representation or warranty with respect to the Investor or any of its affiliates or with respect to any other information provided to the Company in connection with the Transactions.

4.22 ERISA.

(a) Neither the Company, its affiliates, nor any other entity which, together with the Company or its affiliates, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each such entity, an “ERISA Affiliate”), has within the six years prior to the date hereof maintained, sponsored or contributed to, been obligated to maintain, sponsor or contribute to, or has or had any liability with respect to, any employee benefit plan that is subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Reportable Event (as defined in Section 4043(c) of ERISA but excluding those events as to which the 30-day notice period is waived by applicable regulations to ERISA), has occurred with respect to any Company Plan. Each Company Plan complies in all respects with its terms and all applicable Laws (including, without limitation, ERISA and the Code), and the Company and each ERISA Affiliate has filed all reports, returns, notices, and other documentation required by ERISA or the Code to be filed with any Governmental Authority with respect to each Company Plan, in each case except as would not, individually or in the aggregate, be likely to result in a material liability to the Company or any ERISA Affiliate. With respect to any Company Plan, (i) no actions, Liens, lawsuits, claims or complaints (other than routine claims for benefits) are pending or threatened, and (ii) no facts or circumstances exist that are reasonably likely to give rise to any such actions, Liens, lawsuits, claims or complaints, except as would not, individually or in the aggregate, be likely to result in a material liability to the Company or any ERISA Affiliate. No event has occurred with respect to any Company Plan which would reasonably be expected to result in any material liability of the Company or any ERISA Affiliate to any Governmental Authority, including, without limitation, the Pension Benefit Guaranty Corporation, other than for applicable premiums. No event has occurred and no condition exists that might reasonably be expected to constitute grounds for a Company Plan to be terminated under circumstances which would cause any Lien, including, without limitation, the lien provided under Section 4068 of ERISA, to attach to any property or other asset of the Company or any ERISA Affiliate. No event has occurred and no condition exists that might be expected to cause any Lien, including, without limitation, the lien provided under Section 303 of ERISA or Section 430 of the Code to attach to any Property of the Company or any ERISA Affiliate.

(b) None of the execution of or the completion of the Transactions (whether alone or in connection with any other event(s)), could result in (i) severance pay or benefits provided upon termination after the Initial Closing or the Second Closing, as applicable, or an increase in severance pay or benefits provided upon termination after the Initial Closing or the Second Closing, as applicable, (ii) any payment, compensation or benefit becoming due, or any increase in the amount of any payment, compensation or benefit due, to any current or former employee, consultant or service provider of the Company or its affiliates, (iii) acceleration of the time of payment or vesting of any compensation or benefits, (iv) an obligation to fund or otherwise set aside assets with respect to, any compensation or benefits or any Company Plan, (v) any new obligation under any Company Plan, (vi) any limitation or restriction on the right of Company to merge, amend, or terminate any Company Plan, or (vii) any payments that would not be deductible under Section 280G of the Code.

4.23 Registration Rights. Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

4.24 Tax Matters. All material Tax Returns required to be filed by the Company and each of the Company Subsidiaries have been timely filed, and all such Tax Returns are true, complete, and correct in all material respects. The Company and each of the Company Subsidiaries has timely paid (or has had timely paid on its behalf) all material Taxes (whether or not shown on any Tax Return) required to be paid by them, and the Company and each of the Company Subsidiaries have timely complied, in all material respects, with all applicable Laws (including information reporting requirements) relating to the deduction, collection or withholding of Taxes from amounts owing to or from any employee, creditor, customer, stockholder or other third party and the payment of such amounts to the appropriate Governmental Authority. No material examination or audit of any Tax Return of the Company or any of the Company Subsidiaries by any Governmental Authority is currently in progress or threatened in writing. There are no Liens for any Taxes on any assets of the Company or any of the Company Subsidiaries, except for Taxes not yet due and payable. Neither the Company nor any of the Company Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law). Neither the Company nor any of the Company Subsidiaries has any material liability for the payment of any Tax imposed on any other Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law, as transferee or successor or by contract (other than provisions in commercial agreements entered into in the ordinary course of business and not primarily relating to Taxes). The Company is not, nor has it been during the applicable period specified in Section 897(c)(1)(a) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The Company has no current plan or intention to redeem or repurchase any shares of Series A Preferred Stock.

5. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date of this Agreement and as of the Initial Closing Date or the Second Closing Date, as applicable, that except as set forth in the confidential disclosure letter dated as of the date of this Agreement (the “Investor Disclosure Schedule”) provided to the Company separately, specifically identifying the relevant subsection of this Section 5 to which such disclosure relates (provided, that disclosure in any subsection of Section 5 of such disclosure letter shall apply to any other subsection of this Section 5 to the extent it is reasonably apparent on its face that such disclosure is applicable to such subsection):

5.1 Private Placement.

(a) The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Securities to it are being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.

(b) The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to any other exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or any Company Subsidiary, in each of cases (i) through (iv) in accordance with any applicable state and federal securities Laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(c) The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY COMPANY SUBSIDIARY, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE GOVERNANCE AGREEMENT, DATED AS OF SEPTEMBER 13, 2020, AMONG CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND THE INVESTOR NAMED THEREIN.”

(d) The Investor: (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(e) The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities; (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Securities; and (iii) it has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and the Company Subsidiaries and to ask questions of the Company, each as it deemed necessary in connection with the decision to purchase the Securities. The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or any other Transaction Document or in any certificate provided at the Initial Closing or the Second Closing, as applicable, or the right of the Investor to rely on such representations and warranties.

(f) The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(g) Except for the representations and warranties contained in this Agreement (including any references in such Section 4 to the SEC Reports) or any other Transaction Document or in any certificate provided at the Initial Closing or the Second Closing, as applicable, such Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or with respect to any other information provided to the Investor in connection with the Transactions.

5.2 Organization. The Investor is duly organized and is validly existing in the jurisdiction of its organization.

5.3 Governmental Consents. Except as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect, no consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state or local governmental authority on the part of such Investor is required in connection with the purchase of the Securities, except for the following: (i) the compliance with applicable state securities Laws, which compliance will have occurred within the appropriate time periods; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) filings required under, and compliance with other applicable requirements of the HSR Act and other applicable Antitrust Laws, and (iv) filings, consents, approvals, orders, authorizations or declarations required in connection with the FCC Approval and the Communications Regulatory Approvals.

5.4 Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into this Agreement and the other Transaction Documents to which the Investor is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Investor is a party have been duly authorized by all necessary action on the part of the Investor, and this Agreement has been, and the other Transaction Documents to which the Investor is a party will at or prior to the Initial Closing or the Second Closing, as applicable, be, duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the Company, will constitute valid and binding obligation of the Investor, enforceable against it in accordance with its terms.

5.5 No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement and the other Transaction Documents to which the Investor is a party, and the issuance, sale and delivery of the Securities will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any Lien upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

5.6 Financial Capability. The Investor will have at the Initial Closing and the Second Closing, as applicable, the funds necessary to purchase the Initial Closing Securities or the Second Closing Securities at the Initial Closing or the Second Closing, as applicable, in each case on the terms and conditions contemplated by this Agreement.

5.7 Equity Financing. The Investor has delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of an executed commitment letter dated as of the date of this Agreement (the “Equity Commitment Letter”) from the Equity Investors to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein in the Investor in connection with the Initial Closing (the “Initial Equity Financing”) and the Second Closing (the “Second Equity Financing” and together with the Initial Equity Financing, the “Equity Financing”). As of the date of this Agreement, the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated and the commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, and the other parties thereto, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity. As of the date of this Agreement, assuming the satisfaction of the conditions to the Initial Closing and the Second Closing, the Investor has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Investor under any term or condition of the Equity Commitment Letter or that would, individually or in the aggregate, permit the Equity Investors to terminate the Equity Commitment Letter. Except as set forth in the Equity Commitment Letter, there are no (i) conditions precedent to the respective obligations of the Equity Investors to fund the full amount of the Initial Equity Financing or the Second Equity Financing at the Initial Closing or Second Closing, as applicable; or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Equity Financing to which either the Investor or any of its affiliates is a party that would permit the Equity Investors to reduce the total amount of the Equity Financing, or that would materially and adversely affect the availability of the Equity Financing.

5.8 Interested Stockholder. Neither the Investor nor any of its “affiliates” or “associates” is, nor at any time during the three (3) years prior to (and including) the date of this Agreement has been, an “interested stockholder” of the Company (as such terms in quotations are used in Section 203 of the DGCL).

5.9 Brokers and Other Advisors. No agent, broker, investment banker, finder, financial advisor, firm or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its affiliates.

5.10 U.S. Person. The Investor is a U.S. Person.

6. Conditions to the Obligations at the Initial Closing.

6.1 Conditions to the Obligations of Each Party at the Initial Closing(i) . The obligation of the Investor to deliver the Initial Purchase Price Payment at the Initial Closing and the obligations of the Company to issue, sell and deliver to the Investor the Initial Closing Securities at the Initial Closing are each subject to the fulfillment or waiver (to the extent, and only to the extent, permissible by applicable Law) by both the Investor and the Company on or before the Initial Closing Date of each of the following conditions:

(b) No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (each, a, “Restraint,” it being understood that the failure to have obtained FCC Approval or any Communications Regulatory Approval shall not, in and of itself, constitute a Restraint) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Initial Closing.

(c) The Refinancing shall have been consummated prior to or substantially simultaneously with the Initial Closing.

(d) The Initial Closing Common Stock, and the maximum number of shares of Common Stock issuable pursuant to the Contingent Payment Right Agreement (including the Initial Closing CPR Share Number and the Second Closing CPR Share Number), shall have been approved for listing on the Exchange, subject to official notice of issuance.

6.2 Conditions to the Investor’s Obligations at the Initial Closing. The obligation of the Investor to deliver the Initial Purchase Price Payment at the Initial Closing is subject to the fulfillment or waiver (to the extent, and only to the extent, permissible by applicable Law) by the Investor on or before the Initial Closing Date of each of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 4.9(a) shall be true and correct as of the date of this Agreement and as of the Initial Closing Date with the same effect as though made on and as of the Initial Closing Date; and (ii) all other representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Initial Closing Date with the same effect as though made on and as of the Initial Closing Date (except to the extent that such representation and warranty expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Company Material Adverse Effect, shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Initial Closing Date as though made at and as of the Initial Closing Date (except to the extent that such representation and warranty expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement on or before the Initial Closing Date, and the Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Since the date of this Agreement, there shall not have been any Company Material Adverse Effect, and the Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) The Board shall include the individual set forth on Exhibit A to the Governance Agreement under the heading “Initial Closing.”

6.3 Conditions to the Company’s Obligations at the Initial Closing. The obligations of the Company to issue, sell and deliver to the Investor the Initial Closing Securities at the Initial Closing are subject to the fulfillment or waiver to the extent, and only to the extent, permissible by applicable Law) by the Company on or before the Initial Closing Date of each of the following conditions:

(a) The representations and warranties of the Investor set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Investor Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Initial Closing Date with the same effect as though made on and as of the Initial Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have an Investor Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Investor by an executive officer of the Investor to such effect.

(b) The Investor shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement on or before the Initial Closing Date, and the Company shall have received a certificate signed on behalf of the Investor by an executive officer of the Investor to such effect.

7. Conditions to the Obligations at the Second Closing.

7.1 Conditions to the Obligations of Each Party at the Second Closing. The obligation of the Investor to deliver the Second Purchase Price Payment at the Second Closing and the obligations of the Company to issue, sell and deliver to the Investor the Second Closing Securities at the Second Closing are each subject to the fulfillment or waiver (to the extent, and only to the extent, permissible by applicable Law) by both the Investor and the Company on or before the Second Closing Date of each of the following conditions:

(a) No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Second Closing.

(b) All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act and other applicable Antitrust Laws shall have been terminated or shall have expired.

(c) Either (i) the FCC Approval shall have been received, (ii) the FCC shall have denied the FCC Approval and such denial shall have become Final (an “FCC Final Denial”) (it being understood, for the avoidance of doubt, that if there shall have been an FCC Final Denial, (x) the Investor shall have no obligation to deliver the Second Purchase Price Payment, and (y) the Company shall have no obligation to deliver the Second Closing Securities other than the Note (through release from the Escrow) (which, for the avoidance of doubt, shall be non-convertible), if not previously issued, sold and delivered (through release from the Escrow) in accordance with Section 2.3) or (iii) the FCC Approval shall no longer be required as a result of the consummation of the FCC Licenses Disposal Actions.

(d) The FCC shall have either: (i) issued a public notice announcing that the Company did not submit any winning bids in the RDOF Auction; or (ii) issued a public notice announcing that it has authorized support for all winning bids submitted by Company in the RDOF Auction; provided, that either party may request that the other party waive this condition, which request shall only be denied if the non-requesting party reasonably believes that the occurrence of the Second Closing in connection with the satisfaction of the conditions set forth in Sections 7.1(c)(i) or 7.1(c)(iii) will result in the disqualification of Company from receiving support from the FCC through the RDOF Auction; provided, further, that the condition in this Section 7.1(d) shall not be required to be satisfied if there shall have been an FCC Final Denial.

(e) The Initial Closing shall have occurred.

7.2 Conditions to the Investor’s Obligations at the Second Closing. The obligation of the Investor to deliver the Second Purchase Price Payment at the Second Closing is subject to the fulfillment or waiver (to the extent, and only to the extent, permissible by applicable Law) by the Investor on or before the Second Closing Date of each of the following conditions:

(a) The Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Company Material Adverse Effect, shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Second Closing Date as though made at and as of the Second Closing Date (except to the extent that such representation and warranty expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement on or before the Second Closing Date, and the Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Since the date of this Agreement, there shall not have been any Company Quantitative Adverse Effect, and the Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) If (i) the FCC Approval shall have been obtained or (ii) the FCC Approval shall no longer be required as a result of the consummation of the FCC Licenses Disposal Actions, the Board shall include the individual set forth on Exhibit A to the Governance Agreement under the heading “FCC Approval.”

7.3 Conditions to the Company’s Obligations at the Second Closing. The obligations of the Company to issue, sell and deliver to the Investor the Second Closing Securities at the Second Closing are subject to the fulfillment or waiver (if permissible by applicable Law) on or before the Second Closing of each of the following conditions:

(a) The representations and warranties of the Investor set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Investor Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Second Closing Date with the same effect as though made on and as of the Second Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have an Investor Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Investor by an executive officer of the Investor to such effect.

(b) The Investor shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement on or before the Second Closing Date, and the Company shall have received a certificate signed on behalf of the Investor by an executive officer of the Investor to such effect.

8. Covenants. The Company and the Investor, as applicable, hereby covenant and agree, for the benefit of the other party to this Agreement and the other party’s respective assigns, as follows:

8.1 Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as the Contingent Payment Right remains outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Contingent Payment Right, the full number of shares of Common Stock then issuable upon the conversion of the Contingent Payment Right; provided, that until the Charter Amendment is approved by the Company’s stockholders, the Company shall not be required to reserve shares of Common Stock that it does not presently have authority to issue under the Company Charter Documents. All shares of Common Stock delivered upon conversion of the Contingent Payment Right shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien or adverse claim.

8.2 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer Tax due on (v) the issue of the Initial Closing Securities at the Initial Closing, (w) the issue of the Second Closing Securities at the Second Closing, (x) if applicable, the delivery of the Note (through release from the Escrow) pursuant to Section 2.3, (y) the issue of the Converted Preferred Shares and (z) the issue of the shares of Common Stock in settlement of the Contingent Payment Right pursuant to the Contingent Payment Right Agreement. However, in the case of conversion of the Note, the Company shall not be required to pay any Tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Series A Preferred Stock in a name other than that of the holder of the Note to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such Tax, or has established to the satisfaction of the Company that such Tax has been paid or is not payable.

8.3 Public Disclosure. On the date of this Agreement, or within 24 hours thereafter, both of the Investor and the Company may issue a joint press release in a form mutually agreed to. No other written release, public announcement or filing concerning the purchase of the Purchased Securities and the other Transactions shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party, except as such release, announcement or filing as may be required by Law (including pursuant to a Form 8-K filing) or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance and reflect such reasonable comments as provided by the other party. The provisions of this Section 8.3 shall not restrict the ability of a party to summarize or describe the Transactions in any SEC Report (including pursuant to Section 13(d) of the Exchange Act) so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

8.4 Tax Related Covenants.

(a) The Company and the Investor acknowledge and agree that it is intended that Treasury Regulations Section 1.305-5(b)(1) shall not apply to the Converted Preferred Shares in accordance with Treasury Regulation Section 1.305-5(b)(3), and accordingly, except to the extent otherwise required by a binding change in Law after the date hereof, a contrary “determination” (as defined in Section 1313(a) of the Code) or, subject to the Company’s compliance with the last sentence of Section 8.4(f), a contrary determination by a relevant Governmental Authority upon the conclusion of a Tax Proceeding (and, if such determination is appealed by the Company, the conclusion of any related appeals process within such Governmental Authority), the Company agrees not to treat any excess of the Liquidation Preference (as defined in the Series A Certificate of Designations) over the amount of the Purchase Price attributable to the Converted Preferred Shares as a “redemption premium” treated as a constructive distribution (or series of constructive distributions) under Section 305(c) of the Code and Treasury Regulations Section 1.305-5(b)(1).

(b) The Company and the Investor acknowledge and agree that it is intended that for U.S. federal income Tax purposes any amount in respect of the Converted Preferred Shares on account of the accrual of dividends shall not be treated as a dividend, unless and until such dividends are declared and paid in cash, and the Company and the Investor shall take no position inconsistent with such treatment on any Tax Return, in any Tax Proceeding or otherwise except to the extent otherwise required by a binding change in Law after the date hereof, a contrary “determination” (as defined in Section 1313(a) of the Code) or, subject to the Company’s compliance with the last sentence of Section 8.4(f), a contrary determination by a relevant Governmental Authority upon the conclusion of a Tax Proceeding (and, if such determination is appealed by the Company, the conclusion of any related appeals process within such Governmental Authority). In the event that any dividend is paid in cash or a binding change in Law, a “determination” (as defined in Section 1313(a) of the Code) or a determination by a Governmental Authority upon the conclusion of a Tax Proceeding requires the accrual of dividends or any portion of a “redemption premium” to be treated as a dividend for U.S. federal income Tax purposes, the Company shall provide the Investor with a reasonable opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, any applicable withholding Tax.

(c) The Company and the Investor acknowledge and agree that it is intended that for U.S. federal income Tax purposes the Cashless Conversion (as such term is defined in the Contingent Payment Right Agreement) of a Contingent Payment Right into shares of Common Stock pursuant to Section 2(b), 2(c), 2(d) or 4(b) of the Contingent Payment Right Agreement shall be treated as a transaction pursuant to which no gain or loss is recognized, and the Company and the Investor shall take no position inconsistent with such treatment on any Tax Return, in any Tax Proceeding or otherwise except to the extent otherwise required by a binding change in Law after the date hereof, a contrary “determination” (as defined in Section 1313(a) of the Code) or, subject to the Company’s compliance with the last sentence of Section 8.4(f), a contrary determination by a relevant Governmental Authority upon the conclusion of a Tax Proceeding (and, if such determination is appealed by the Company, the conclusion of any related appeals process within such Governmental Authority).

(d) The Company and the Investor agree that the transactions effected pursuant to the Initial Closing and the Second Closing are part of multi-step integrated transaction pursuant to which the Investor acquires the Securities held by the Investor as of the end of the day on the Second Closing Date in exchange for the Purchase Price (it being understood that if Section 2.3 applies, the Note shall be treated as outstanding as of the date of issuance and delivery to the Investor (through release from the Escrow)).

(e) To the extent the Company is or may be required to allocate any portion of the Purchase Price to or among any of the Purchased Securities to satisfy any Tax reporting obligation, the Company and the Investor shall cooperate in good faith to agree upon such allocation. If the Company and the Investor are unable to reach an agreement on such allocation, they shall cause a nationally recognized independent accounting firm selected jointly by the Company and the Investor (the “Independent Accounting Firm”) to resolve the dispute and such Independent Accounting Firm’s decision shall be consistent with the terms of this Agreement and, if so consistent, conclusive and binding on the parties. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 8.4(e) shall be borne equally by the Company and the Investor.

(f) For the avoidance of doubt and notwithstanding any provision to the contrary in this Agreement, it is agreed and understood that (x) neither the Company nor the Investor makes any representations or guarantees to the other that the intended Tax treatment described in this Section 8.4 will be respected by any Governmental Authority and (y) the Company makes no representations or guarantees to the Investor that the Company will not redeem or repurchase any shares of Series A Preferred Stock. In the event that the Company receives notice in writing or otherwise in the context of a pending or threatened Tax Proceeding from any Governmental Authority that the Tax treatment described in Section 8.4(a), 8.4(b) or 8.4(c) is or will be challenged by any Governmental Authority or otherwise raised as an issue by any Governmental Authority in connection with any claim, audit, investigation, examination, assessment, suit, action, proceeding, or other dispute (“Tax Proceedings” and, individually, a “Tax Proceeding”), (i) the Company shall promptly provide written notice thereof to the Investor and (ii) the parties shall reasonably cooperate in good faith to defend against any such challenge or claim.

8.5 Further Assurances. Each of the Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the Transactions.

8.6 Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their respective commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to (i) consummate and make effective as promptly as practicable the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

(b) The parties shall provide or cause to be provided (including by their “ultimate parent entities” as that term is defined in the HSR Act or any similar term under any other Antitrust Laws) as promptly as practicable to any Governmental Authority information and documents requested by such Governmental Authority to permit consummation of the Transactions, including (i) filing any notification and report form and related material required under the HSR Act as promptly as practicable, but in no event later than ten (10) business days after the date hereof; (ii) filing any notification required under any other applicable Antitrust Law as promptly as practicable; (iii) filing any notification or application required to obtain the FCC Approval as promptly as practicable but in no event later than twenty (20) business days after the date hereof; (iv) filing any notification or application required pursuant to the Communications Regulatory Approvals as promptly as practicable but in no event later than thirty (30) business days after the date hereof; and (iv) supply as soon as practicable any additional information and documentary material that may be requested pursuant to (a) the HSR Act or any other applicable Antitrust Laws, (b) the FCC Approval (including material requested by the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector), or (c) any Communications Regulatory Approvals. The Company and the Investor shall share equally any filing or other fees required under the HSR Act or any other applicable Antitrust Law or in connection with any Communications Regulatory Approvals.

(c) In furtherance and not in limitation of the foregoing, if and to the extent necessary to avoid any impediment under any Antitrust Law to the Second Closing or failure to obtain FCC Approval on or before the Second Outside Date, the parties shall use commercially reasonable efforts to obtain any consent, authorization, approval, order, waiting period expiration or termination from, or exemption by, any Governmental Authority necessary to be obtained prior to the Second Closing, and to prevent the entry, enactment, or promulgation of any temporary, preliminary or permanent injunction or other order, decree, or ruling that would adversely affect the ability of the parties to consummate the Transactions as promptly as practicable (and in any event prior to the Second Outside Date), including entering into a commercially reasonable letter of assurance, national security agreement, or other similar arrangement or agreement with the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Second Closing Date, neither the Investor nor the Company shall enter into any transaction that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or other Antitrust Laws, the FCC Approval or the actions contemplated under Section 8.6(f) (for the avoidance of doubt, the foregoing shall not restrict any affiliates of Investor). In furtherance and not in limitation of the foregoing, if and to the extent necessary to avoid any impediment under any Antitrust Law to the Second Closing or failure to obtain FCC Approval on or before the Second Outside Date, the Company shall (x) offer, propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any business, product line, or asset of the Company or any of its affiliates, (y) take or commit to take any action that after the Second Closing Date would limit the Company’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, product lines or assets of the Company or any of its affiliates, or (z) offer, propose, negotiate, commit to or effect, by agreement, or otherwise, to take any other action required to avoid any impediment under any Antitrust Law to the Second Closing, or by the FCC, or the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector as a condition of obtaining the FCC Approval; provided, however, that nothing in this Section 8.6 shall require the Company (a) to take any of the actions described in each of (x), (y) and (z), if such actions would reasonably be expected to have a Company Material Adverse Effect, or (b) to commit to any amendment to any of the Transaction Documents.

(d) Subject to applicable confidentiality restrictions or restrictions required by Law or by any Governmental Authority, the Investor, on the one hand, and the Company, on the other, shall each (i) provide to the other copies of all filings and submissions made by such Party (and its advisers) and all correspondence between it (or its advisers) and any Governmental Authority or third party, relating to the Transactions; (ii) permit authorized representatives of the other to review drafts of any such filings and submissions intended to be made by such Party, and consider in good faith any comments made by the other Party; (iii) permit authorized representatives of each Party to attend any meeting, communication, or conference, whether in person, by phone or videoconference, with any Governmental Authority related to the Transactions, and to the extent the other party does not attend or participate in a substantive meeting, such other party shall be promptly notified of the substance of such meeting; and (iv) promptly advise each other upon receiving any communication from any Governmental Authority relating to the Transactions, or from any third party whose consent is required for consummation of any of the Transactions. Notwithstanding anything in the foregoing to the contrary, the parties may, as they deem advisable and necessary, redact or otherwise limit their disclosures to the other parties (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements or regulatory requirements, and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. The parties may also designate any competitively sensitive materials provided to the other under this Section 8.6 as “outside counsel only,” in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(e) In furtherance and not in limitation of the foregoing, if and to the extent necessary to avoid any failure to obtain any Communications Regulatory Approval, whether before or after the Second Closing, the parties shall use commercially reasonable efforts to obtain any consent, authorization, approval, order, waiting period expiration or termination from, or exemption by, any Governmental Authority necessary to be obtained to obtain any such Communications Regulatory Approval, and to prevent the entry, enactment, or promulgation of any temporary, preliminary or permanent injunction or other order, decree, or ruling that would adversely affect the ability of the parties to obtain any Communications Regulatory Approval as promptly as practicable. During the period from the date hereof and continuing until the termination of this Agreement, neither the Company nor the Investor shall enter into any transaction that would reasonably be expected to prevent or delay any Communications Regulatory Approval (for the avoidance of doubt, the foregoing shall not restrict any affiliates of Investor).

(f) If at any time after the first anniversary of the Initial Closing, the Investor reasonably determines that the FCC Approval may not be obtained before the date that is twenty-four (24) months after the Initial Closing, the Company shall take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws such that neither the FCC Approval nor any other consent, approval or authorization of the FCC or the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector is necessary to consummate any of the Transactions (other than such routine consents, approvals or authorizations of the FCC as may be required to consummate the FCC Licenses Disposal Actions (as defined below)), including (x) offering, proposing, negotiating, committing to or effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of all FCC Approval Licenses, or (y) taking or committing to take any action that would limit the Company’s freedom of action with respect to, or its ability to operate and/or retain any of the FCC Approval Licenses or (z) offering, proposing, negotiating, committing to or effecting, by agreement, or otherwise, to take any other action required to avoid any impediment to the Second Closing by the FCC or the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (any one or more of the foregoing actions, the “FCC Licenses Disposal Actions”). In furtherance and not in limitation of the foregoing, the Company shall seek only to assign or transfer the FCC Approval Licenses to any Person that is fully qualified, without any waiver, petition for declaratory ruling under Section 310(b) of the Communications Act of 1934, as amended, or any other exception of any kind, to hold the FCC Approval Licenses under the Communications Laws (other than such routine consents, approvals or authorizations of the FCC as may be required to consummate the FCC Licenses Disposal Actions) (it being understood that the qualification of such assignee or transferee notwithstanding, such FCC Licenses Disposal Action shall still require the Investor’s consent (not to be unreasonably withheld or delayed) pursuant to Section 8.6(f)(v)). For the avoidance of doubt, the Company shall consummate all FCC Licenses Disposal Actions before the date that is twenty-four (24) months after the Initial Closing and may elect in its discretion, with the consent of Investor, to pursue the FCC Licenses Disposal Actions prior to the first anniversary of the Initial Closing. In furtherance and not in limitation of the foregoing, the Company shall (i) keep the Investor reasonably apprised on a current basis of, and consult with the Investor with respect to, the FCC Licenses Disposal Actions, including with respect to the identity and qualifications of the proposed assignee or transferee of the FCC Approval Licenses, (ii) provide to the Investor copies of all letters of intent, transaction agreements or documents (whether in draft or final form) produced or received by the Company (and its advisers) relating to the FCC Licenses Disposal Actions (including any agreements pursuant to which the Person to whom any FCC Approval License is to be transferred or otherwise disposed will provide services to the Company and the Company Subsidiaries), (iii) permit authorized representatives of the Investor to review such documents, (iv) allow the Investor reasonable time to comment on such documents and reflect such reasonable comments as are provided by the Investor, (v) permit authorized representatives of the Investor to review correspondence or communications, or to participate in any meeting, communication or conference, with the FCC or any other Governmental Authority relating to the FCC Licenses Disposal Actions and (vi) not take any FCC Licenses Disposal Action without the Investor’s consent, except as otherwise permitted under this Agreement.

(g) Notwithstanding anything to the contrary, nothing in this Section 8.6 or elsewhere in this Agreement shall require (i) any of the Investor’s affiliates to (x) offer, propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any business, product line, investment or asset of the Investor or its affiliates, (y) take or commit to take any action that would limit the Investor’s or any of its affiliates’ freedom of action with respect to, or its ability to operate and/or retain any business, product line, investment or asset of the Investor or its affiliates or (z) offer, propose, negotiate, commit to or effect, by agreement, or otherwise, to take any other action required to avoid any impediment under any Antitrust Law, or by the FCC, the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector or any other Governmental Authority or any State PUC or (ii) the Investor to commit to any amendment to any of the Transaction Documents.

(h) Notwithstanding anything in this Section 8.6 to the contrary, and subject to applicable Law, the Investor and the Company (or their respective designees) shall jointly manage and direct the regulatory process, including, but not limited to, the regulatory filings and approvals (including which filings and approvals are necessary, proper or advisable), strategies, negotiation of settlements (if any), and related proceedings contemplated by this Section 8.6. In case of disagreement between the parties, the Investor and the Company shall negotiate in good faith to identify the appropriate course of action, provided, however, that if the parties cannot agree on an appropriate course of action, the Company shall make all final determinations as to the regulatory process, regulatory filings and approvals, strategies, negotiation of settlements (if any), and related proceedings contemplated by this Section 8.6. For purposes hereof, “Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, but not limited to, the HSR Act and the Clayton Act.

8.7 Refinancing Transactions.

(a) The Company has delivered to the Investor a true, correct and complete copy of the fully executed debt commitment letter dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto and all related letters and agreements (including fee and engagement letters), the “Debt Commitment Letter”), by and among the Company and the other parties thereto, providing for debt financing in an amount sufficient to refinance all Company Indebtedness on terms and conditions mutually agreed to by the Company and the Investor and set forth in the Debt Commitment Letter (such refinancing on such terms or on such other terms as are contemplated by Section 8.7(a), the “Refinancing”), and all related letters and agreements (including fee and engagement letters). As of the date of this Agreement, the Company covenants that the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated and the commitments contained therein have not been withdrawn or rescinded in any respect. Except as expressly set forth in the Debt Commitment Letter, the Company covenants that there are no conditions precedent to the obligations of the financing providers thereunder to provide the financing contemplated thereby or any contingencies that would permit such financing providers to reduce the total amount of such financing, including any condition or other contingency relating to the amount or availability of such financing pursuant to any “flex” provision. As of the date of this Agreement, the Company covenants that the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and, to the knowledge of the Company, the other parties thereto, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity. The Company does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Initial Closing, nor does the Company have knowledge that any of the financing sources under the Debt Commitment Letter will not perform its obligations thereunder. As of the date of this Agreement, the Company covenants that there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter that could affect the availability, conditionality, enforceability or amount of the financing contemplated by the Debt Commitment Letter. The Company has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts as and when due.

(b) Prior to the Initial Closing, the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, advisable or proper to consummate the Refinancing (on the terms and conditions contemplated by the Debt Commitment Letter or on other terms reasonably acceptable to the Company and the Investor (it being understood that the terms of any debt securities issued in connection with the Refinancing shall be deemed acceptable to the Company and the Investor if the pricing therefor is within the pricing caps relating to the bridge financing set forth in the Debt Commitment Letter and otherwise on then-prevailing market terms)), including (i) consummating the financing contemplated by the Debt Commitment Letter, (ii) repaying or retiring Company Indebtedness in connection with the Refinancing, including obtaining all related lien release documentation, (iii) tendering or exchanging (or offering to tender or exchange) Company Indebtedness, and (iv) entering into amendments, modifications or obtaining consents or waivers with respect to the agreements governing Company Indebtedness to the extent necessary or desirable in connection with the Refinancing. The Company hereby agrees that SCP and its affiliates shall be included as a “Permitted Investor” for the purposes of any “Change of Control” or similar definition included in the definitive documents with respect to the Refinancing.

(c) The parties shall, subject to Section 8.7(a), reasonably and mutually make all decisions with respect to Refinancing, including as to the amount, type, providers, economic and other terms, syndication and marketing thereof, and documentation in respect thereof. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any agreement or transaction relating to the Refinancing (including the financing thereof) without the prior consent of the Investor.

8.8 Stockholder Approval.

(a) The Company shall cause to be submitted to its stockholders for their approval at either the next annual meeting of its stockholders occurring following the Initial Closing Date or the subsequent annual meeting of its stockholders occurring following such meeting (such annual meeting as determined by the Company, the “Company Stockholders Meeting”) (i) the Charter Amendment in accordance with the DGCL and (ii)

the Share Issuance in accordance with the rules of the Nasdaq, and the Board shall recommend that the Company’s stockholders vote in favor of each of the Charter Amendment and the Share Issuance.

(b) In connection with the Company Stockholders Meeting, the Company shall prepare and file with the SEC a preliminary proxy statement (the “Proxy Statement”). Each of the Company and the Investor shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement, and each of the Company and the Investor covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement, and any amendment thereof or supplement thereto will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that (x) no covenant is made by the Company with respect to statements made therein based on information supplied by the Investor for inclusion therein, and (y) no covenant is made by the Investor with respect to statements made therein based on information supplied by the Company for inclusion therein. The Company covenants that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. The Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the date on which the Company is cleared by the SEC. The Company shall promptly notify the Investor upon the receipt of any (written or oral) comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Investor with a copy of all material written correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any oral conversations), with respect to the Proxy Statement, the Charter Amendment or the Share Issuance. The Company shall give the Investor and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company’s stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall include any comments on each such document or response reasonably proposed by the Investor. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, the Investor or any of their respective affiliates, officers or directors should be discovered by the Company or the Investor that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c) The Company shall, as promptly as reasonably practicable after the date on which the Company is informed that the SEC has cleared the Proxy Statement, take all action reasonably necessary under all applicable Laws, the Company Charter Documents and the rules of the Nasdaq to duly call, give notice of, convene and hold the Company Stockholders Meeting. Notwithstanding the foregoing sentence, (i) if (A) on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the approval of the Company’s stockholders of the Charter Amendment and the Share Issuance, whether or not a quorum is present, or (B) prior to the Company Stockholders Meeting, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company’s stockholders within the minimum amount of time prior to the Company Stockholders Meeting required by applicable Law, the Company shall, after consultation with the Investor, have the right to, and (ii) if the Company has not received proxies representing a sufficient number of Shares to constitute a quorum or the Company has not received sufficient affirmative approvals from the Company’s stockholders to obtain the approval of the Company’s stockholders of the Charter Amendment and the Share Issuance at the then-scheduled date of the Company Stockholders Meeting, whether or not a quorum is present, the Company shall, in either case, make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than thirty (30) calendar days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Charter Amendment and the Share Issuance, and to take all other actions reasonably necessary or advisable to secure the Stockholder Approval. The Company agrees to provide the Investor with periodic voting reports concerning the proxy solicitation results promptly following any reasonable request by the Investor.

8.9 Conduct of Business. Except as required by applicable Law, during the period from the date of this Agreement until the earlier of (x) termination of this Agreement in accordance with Section 9.1 and (y) the Second Closing, unless the Investor otherwise consents in writing, the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses only in the ordinary course of business in all material respects consistent with past practice. Without limiting the foregoing, except as set forth in the Company disclosure letter dated as of the date of this Agreement provided to the Investor, as required by applicable Law or as consented to in writing by the Investor, the Company shall not, and shall not permit any of the Company Subsidiaries to, between the date of this Agreement and the earlier to occur of the termination of this Agreement in accordance with Section 9.1 and the Initial Closing, take any of the following actions:

(a) take any action that, if taken following the issuance of the Converted Preferred Shares, would require the approval of the holders of the shares of Series A Preferred Stock;

(b) take any action that if taken after the effectiveness of the Governance Agreement, would require the consent of the Investor under Section 6 of the Governance Agreement;

(c) (i) create, issue, sell or grant or authorize the issuance, sale or grant of any equity securities of the Company or any of the Company Subsidiaries (other than (A) shares of Common Stock issued pursuant to any award outstanding under the Company LTIP on the date hereof in accordance with its terms as in effect on the date hereof, or (B) any award granted under the Company LTIP in the ordinary course of business and consistent with past practice) or (ii) amend any term of any equity securities of the Company or any of the Company Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(d) make, or permit any Company Subsidiary to make, any loans, advances or capital contributions to or investments in any other Person (other than a wholly owned Company Subsidiary domiciled in the United States);

(e) amend or propose to amend the Company Charter Documents or the Subsidiary Charter Documents;

(f) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of the Company’s capital stock or other equity or voting securities (other than shares of Common Stock withheld by the Company as payment of exercise price and/or in satisfaction of applicable tax withholding upon the exercise or settlement of awards outstanding under the Company LTIP on the date hereof in accordance with its terms as in effect on the date hereof);

(h) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or any Company Subsidiary’s capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another Company Subsidiary);

(i) merge or consolidate with any other Person (other than mergers or consolidations solely between wholly owned Subsidiaries of the Company); or

(j) agree, resolve or commit to take any of the foregoing actions.

8.10 Listing. The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to continue to have the Common Stock included in the Securities listed on Nasdaq, and the Investor shall reasonably cooperate with the Company in connection with the foregoing, including providing to the Company or Nasdaq such information reasonably requested by the Company that is necessary in connection therewith. The Company shall not voluntarily delist the Common Stock from Nasdaq. In the event that the Common Stock is delisted from Nasdaq, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to have such shares of Common Stock to be promptly listed for trading on any of Nasdaq, the New York Stock Exchange or any other United States national securities exchange.

8.11 Transaction Litigation. The Company shall give the Investor the opportunity to participate in (but not to control), at the Investor’s sole cost and expense, the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions (and, in any event, no such settlement of any stockholder litigation shall be agreed to without the Investor’s prior written consent). Each of the Investor and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice, and shall keep the other reasonably informed regarding any such stockholder litigation.

8.12 Access to Information. Prior to the Second Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers and employees of the Company, to (a) afford the officers, employees and authorized agents and representatives of the Investor reasonable access to the employees, offices, properties, books and records of the Company and (b) furnish to the officers, employees and authorized agents and representatives of the Investor such additional financial and operating data and other information regarding the assets, properties and business of the Company as the Investor may from time to time reasonably request in order to assist the Investor in fulfilling its obligations under this Agreement and to facilitate the consummation of the Transactions; provided, however, (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operations or business activities of the Company; and (ii) the Company shall not be required to so confer, afford such access or furnish such copies or other information to the extent that doing so would contravene any Law, result in the breach of any confidentiality or similar agreement to which the Company is a party, the loss of protectable interests in trade secrets, or the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege, including using reasonable best efforts to obtain the required consent of any applicable third party or through the use of a “clean team”). The representations, warranties, agreements, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Investor, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Investor or any of its Representatives.

8.13 Anti-Takeover Provisions. Prior to the Initial Closing or the Second Closing, as applicable, the Company and the Board shall take all necessary action, if any in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter Documents or the DGCL, including Section 203 of the DGCL, that is or could become applicable to Investor as a result of Investor and the

Company fulfilling their respective obligations or exercising their respective rights under this Agreement, including as a result of the issuance or ownership of the Securities, as the case may be, contemplated by this Agreement. Notwithstanding the foregoing (but for the avoidance of doubt without limiting the Company’s obligations with respect to the Charter Amendment and the Series A Certificate of Designations), this Section 8.13 shall not require the Company to amend its Certificate of Incorporation.

8.14 Charter Amendment. Within one (1) business day of the Stockholder Approval, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be further amended in the form attached as Exhibit D (the “Charter Amendment”), and so amended shall be the certificate of incorporation of the Company until thereafter amended in accordance with applicable Law.

8.15 Certificate of Designations. Prior to, or simultaneous with, the Second Closing, if (x) the FCC Approval shall have been received or (y) the FCC Approval shall no longer be required as a result of the consummation of the FCC Licenses Disposal Actions, the Company shall adopt and file with the Secretary of State of the State of Delaware a Series Certificate of Designations of the Series A Preferred in the form attached as Exhibit E (the “Series A Certificate of Designations”).

8.16 Board Composition. Prior to the Initial Closing, the Company will take such action as is necessary to cause the Board to include at the Initial Closing the individual set forth on Exhibit A to the Governance Agreement under the heading “Initial Closing.” Upon (x) receipt of the FCC Approval or (y) the consummation of the FCC Licenses Disposal Actions, the Company will take such action as is necessary to cause the Board to include at such time the individual set forth on Exhibit A to the Governance Agreement under the heading “FCC Approval.”

9.	Termination.

9.1 Termination of Agreement Prior the Closings. This Agreement may be terminated at any time prior to each Closing:

(a) by either the Investor or the Company if (i) the Initial Closing shall not have occurred by the 30th calendar day following the date of this Agreement (the “Initial Outside Date”) or (ii) if the Second Closing shall not have occurred by the date that is twelve (12) months after the Initial Closing (the “Second Outside Date”); provided, however, that if (x) on the date that is twelve (12) months after the Initial Closing the conditions to the Second Closing set forth in Section 7.1(b), 7.1(c) or 7.1(d) shall not have been satisfied or waived but all other conditions to the Second Closing in Section 7 shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Second Closing, shall be capable of being satisfied on such date), then the Second Outside Date shall be automatically extended to the date that is eighteen (18) months after the Initial Closing, (y) on the date that is eighteen (18) months after the Initial Closing the conditions to the Second Closing set forth in Section 7.1(b), 7.1(c) or 7.1(d) shall not have been satisfied or waived but all other conditions to the Second Closing in Section 7 shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Second Closing, shall be capable of being satisfied on such date), then the Second Outside Date shall be automatically extended to the date that is twenty-four (24) months after the Initial Closing and (z) on the date that is twenty-four (24) months after the Initial Closing the condition to the Second Closing set forth in Section 7.1(d) shall not have been satisfied or waived but all other conditions to the Second Closing in Section 7 shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Second Closing, shall be capable of being satisfied on such date), then the Second Outside Date shall be automatically extended to the date that is thirty-six (36) months after the Initial Closing; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the substantial or primary cause of the failure of the Initial Closing or the Second Closing, as applicable, to occur on or before such date;

(b) by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Initial Closing or the Second Closing, as applicable, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that (x) the failure to obtain FCC Approval or any Communications Regulatory Approvals shall not, in and of itself, constitute a basis for termination pursuant to this clause (b), and (y) the party seeking to terminate this Agreement under this clause (b) is not then in material breach of this Agreement;

(c) by the mutual written consent of the Investor and the Company;

(d) by the Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6 or Section 7 and (ii) has not been waived by the Investor or is incapable of being cured prior to the termination date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the termination date) following receipt by the Company of written notice of such breach or failure to perform from the Investor; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in material breach of this Agreement; or

(e) by the Company if the Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6 or Section 7 and (ii) is incapable of being cured prior to the termination date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the termination date) following receipt by the Investor of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if it is then in material breach of this Agreement.

9.2 Effect of Termination Prior to Closings. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party hereto from liability for any willful breach of any representation, warranty, covenant or agreement in this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 2.3 (Escrow; Early Note Issuance), Section 8.3 (Public Disclosure), Section 10.1 (Governing Law), Sections 10.2(b) and 10.2(d) (Specific Enforcement; Jurisdiction), Section 10.6 (No Personal Liability of Directors, Officers, Owners, Etc.), Section 10.8 (Notices), Section 10.10 (Expenses) and this Section 9.2 (Effect of Termination Prior to Closings) shall remain in full force and effect and shall survive any termination of this Agreement. For the avoidance of doubt, if this Agreement is terminated for any reason after the Initial Closing occurs and prior to the Second Closing, the Investor shall not be required to return any of the Initial Closing Securities or pay the Second Purchase Price Payment, nor shall the Company be required to return any of the Initial Purchase Price Payment or issue the Second Closing Securities.

10.	Miscellaneous.

10.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.2 Specific Enforcement; Jurisdiction.

(a) The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as provided in the following sentences. It is accordingly agreed that (i) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement from the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of damages, without bond or other security being required, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in this Section 10.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Investor would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall only be entitled to seek or obtain an injunction, specific performance or other equitable remedies enforcing the Equity Commitment Letter to cause the Initial Equity Financing to be funded at the Initial Closing or the Second Equity Financing to be funded at the Second Closing, as applicable, if all conditions to the Initial Closing or the Second Closing, as applicable, set forth in this Agreement and all conditions to specific performance of the Initial Equity Financing or Second Equity Financing, as applicable, set forth in the Equity Commitment Letter, in each case, are satisfied or waived and the Company has irrevocably confirmed in writing that if the Initial Equity Financing or the Second Equity Financing, as applicable, is funded then it will take such actions that are required by it under this Agreement to cause the Initial Closing or the Second Closing, as applicable, to occur.

(b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Investor for damages or otherwise in connection with this Agreement and the Transactions shall be limited to $106,250,000 (the “Liability Cap”); provided, that following the Initial Closing, the Liability Cap shall be $75,000,000. In no event shall the Company seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any affiliate of the Investor, or any Representative, member, controlling Person or holder of any equity interests or securities of the Investor, or any of their respective affiliates, in connection with this Agreement or the Transactions. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages or otherwise, any Person (other than the Investor to the extent provided in this Agreement), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Company against the Investor or any affiliate thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

(c) The equitable remedies available to the Company described in this Section 10.2 shall be in addition to, and not in lieu of, any other remedies at law or in equity that they may elect to pursue; provided, that while the Company may concurrently pursue both (i) a grant of specific performance in accordance with this Section 10.2 and (ii) money damages, under no circumstances shall the Company be permitted or entitled to be awarded both a grant of specific performance and any money damages.

(d) Each party hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party hereto or its successors or assigns shall be brought and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.2 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

10.3 Survival. The representations and warranties in this Agreement (other than the Fundamental Representations) and any certificate delivered hereunder at the Initial Closing (other than with respect to the Fundamental Representations) shall not survive the Initial Closing and shall terminate at the Initial Closing. The Fundamental Representations and any certificate delivered hereunder at the Second Closing shall not survive the Second Closing and shall terminate at the Second Closing. The covenants and other agreements contained in this Agreement, to the extent they are to be performed prior to the Second Closing, shall not survive the Second Closing and shall terminate at the Second Closing. The covenants and agreements contained in this Agreement, to the extent they are to be performed at or after the Second Closing (including, for the avoidance of doubt, the covenants set forth in Section 8.6 with respect to Communications Regulatory Approvals and the covenants set forth in Section 8.8), shall survive the Second Closing until fully performed in accordance with their respective terms.

10.4 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either of the parties without the prior written consent of the other party, except that the Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its affiliates at any time (other than to any affiliate to whom Securities may not be transferred pursuant to the Governance Agreement), (b) after the Initial Closing, to SCP or any of its affiliates in connection with a transfer of any of the Initial Closing Securities that is permitted by the Governance Agreement and (c) after the Second Closing, to SCP or any of its affiliates in connection with a transfer of any of the Securities that is permitted by the Governance Agreement. Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall restrict the Investor, the Equity Investors or any of their respective affiliates from entering into or consummating any arrangements for any co-investment or equity syndication, it being understood that no such co-investment or equity syndication shall relieve the Investor of its obligations hereunder or the Equity Investors of their obligations under the Equity Commitment Letter.

10.5 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the Transactions.

10.6 No Personal Liability of Directors, Officers, Owners, Etc. No past, present, or future director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of the Investor, the Company, or any Company Subsidiary shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investor or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

10.7 Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement, including the other Transaction Documents, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

10.8 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

if to the Company:	Consolidated Communications Holdings, Inc. 350 S. Loop 336 W Conroe, Texas 77304 Attention: J. Garrett Van Osdell, Chief Legal Officer Email: Garrett.VanOsdell@consolidated.com

with a copy to:	Schiff Hardin LLP 233 South Wacker Drive, Suite 7100 Chicago, Illinois 60606 Attention: Alex Young Email: ayoung@schiffhardin.com

if to the Investor:	Searchlight III CVL, L.P. c/o Searchlight Capital Partners, L.P. 745 Fifth Avenue, 27th Floor New York, New York 10151 Attention: Nadir Nurmohamed Email: nnurmohamed@searchlightcap.com

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000 Attention: Steven A. Cohen Victor Goldfeld Email: SACohen@wlrk.com VGoldfeld@wlrk.com or in any such case to such other address, facsimile number, e-mail address, or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile or e-mail if promptly confirmed.

10.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

10.10 Expenses. The Company and the Investor shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the Transactions; provided that, at or prior to the Initial Closing and again at or prior to the Second Closing, the Company will reimburse the Investor for the reasonable documented out-of-pocket fees and expenses incurred by the Investor, SCP and their respective affiliates (including, for the avoidance of doubt, the fees and expenses of advisors) in connection with the evaluation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the Transactions (including, for the avoidance of doubt, in connection with the Equity Financing and the Refinancing), up to an aggregate amount of $4,250,000 (the “Expense Reimbursement”).

10.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

10.12 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

10.13 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

10.14 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means, unless otherwise specifically indicated, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:	/s/ C. Robert Udell

Name: C. Robert Udell
Title: President & CEO

SEARCHLIGHT III CVL, L.P.
By: Searchlight III CVL GP, LLC its general partner

By:	/s/Andrew Frey

Name: Andrew Frey
Title: Authorized Person

SIGNATURE PAGE TO INVESTMENT AGREEMENT

EXHIBIT A

Form of Note

A-1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. THIS NOTE MAY NOT BE OFFERED, SOLD, HYPOTHECATED, GIVEN, BEQUEATHED, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, PROVIDED THAT AN OPINION OF COUNSEL IS FURNISHED TO THE COMPANY, TO THE EXTENT REASONABLY REQUESTED BY THE COMPANY, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE.

$[●]1

New York, New York	[●][●], 20[●]

Consolidated Communications Holdings, Inc.

Subordinated Notes due 20[●]

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Delaware (or its successor, the “Company”), hereby unconditionally promises to pay to the order of Searchlight III CVL, L.P., a Delaware limited partnership, and its successors and assigns (the “Holder”), the principal amount of [●] U.S. Dollars (U.S.$[●]), on [●][●], 20[●]2 (the “Maturity Date”), and to pay interest at the time, in the form and at the rate set forth herein. Certain capitalized terms used herein without definition shall have the meanings assigned to them in Article 10 hereof. This Note is issued in accordance with and subject to the following terms and conditions:

ARTICLE 1

PRINCIPAL AND INTEREST

Section 1.01. Principal and Interest. (a) The Company shall on the Maturity Date pay to the order of the Holder an amount equal to the aggregate principal amount of this Note outstanding on the Maturity Date, plus accrued and unpaid interest thereon, unless and to the extent that this Note is earlier redeemed, repurchased or repaid in accordance with the terms of this Note.

[1]

Initial principal amount of Note on Issue Date to equal (a) $395,464,000 plus (b) the additional aggregate principal amount of the Note that would have been outstanding on the Issue Date if (A) the Note was issued on the Initial Closing Date (as defined in the Investment Agreement) in an aggregate principal amount of $350,000,000 (and if the Issue Date is after the first anniversary of the Initial Closing Date, $45,464,000 shall be added to the principal amount of the Note on such first anniversary), (B) the Company had made a PIK Election with respect to each Interest Payment Date between the Initial Closing Date and the Issue Date, (C) the Issue Date was an Interest Payment Date and interest in respect of such period was capitalized on such date and (D) the Company had made no cash payments on the Note between the Initial Closing Date and the Issue Date.

[2]

To be the date that is twelve months following the latest maturity date of any tranche of indebtedness for borrowed money in an aggregate principal amount in excess of $300 million outstanding on the date of the consummation of the Refinancing.

(b) Interest shall be payable semi-annually, in arrears, on each [●][●] and [●][●] after the issuance of this Note (the “Interest Payment Dates”). Interest on this Note shall be computed on the basis of a 360-day year consisting of twelve 30-day months. For any Interest Payment Date on or prior to the fifth anniversary of the Initial Closing Date (as defined in the Investment Agreement), subject to Article 8 hereof, the Company may, at its option, elect to pay interest on this Note (i) in cash in U.S. Dollars (a “Cash Election”) or (ii) by capitalizing such interest and adding to the then outstanding principal amount of this Note the amount of interest due on such Interest Payment Date (a “PIK Election” and, together with a Cash Election, an “Election,” and any payment of interest on the principal amount of the Loans by adding such interest to such principal amount, a “PIK Payment”). If the Company makes a Cash Election with respect to any Interest Payment Date, the Company shall pay the amount of interest due on such Interest Payment Date in accordance with the terms hereof. If the Company makes, or is deemed to have made, a PIK Election with respect to any Interest Payment Date, a PIK Payment shall be made automatically (and the amount of Loans shall be deemed increased by the applicable amount of interest) at 9:00 a.m. New York City time on the relevant Interest Payment Date. After the fifth anniversary of the Initial Closing Date, subject Article 8 hereof, the Company shall pay in cash the amount of interest due on any Interest Payment Date in accordance with the terms hereof.

(c) Interest shall accrue on the unpaid principal amount of this Note from the Issue Date, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until the principal amount of this Note is paid in full at a rate per annum equal to the Applicable Rate.

(d) In order to make a Cash Election with respect to the interest due on an Interest Payment Date, the Company shall provide notice to the Holder at least one (1) Business Day prior to such Interest Payment Date. If a Cash Election is not made by the Company in a timely fashion or at all with respect to the method of payment of the interest payable on an Interest Payment Date, the Company shall be deemed to have made a PIK Election.

(e) If a date for payment of principal, interest or Applicable Premium is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and, in the case of a payment of principal, interest shall accrue for the intervening period on the unpaid amount.

(f) The Holder of this Note must surrender this Note to the Company to collect principal payments.

(g) The Company shall on the Applicable Premium Payment Date pay to the order of the Holder an amount equal to the Applicable Premium.

(h) The Company will pay (i) principal, (ii) accrued and unpaid interest payable on the Maturity Date or upon the date of any acceleration pursuant to Section 7.02, and (iii) Applicable Premium, in each case, in money of the United States that at the time of payment

2

is legal tender for payment of public and private debts in immediately available funds (without any counterclaim, setoff, recoupment or deduction whatsoever) and by wire transfer to a U.S. Dollar account maintained by the Holder with a bank in the United States designated in writing by the Holder. All payments of interest, principal and Applicable Premium in respect of this Note shall be made on the due date thereof no later than 12:00 p.m., New York, New York time. Any payment received by the Holder after 12:00 p.m., New York, New York time, on any day, will be deemed to have been received on the following Business Day.

(i) The Company agrees that to the extent the Company makes a payment or payments hereunder which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Company or its successors under any Bankruptcy Law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

(j) To the extent lawful, the Company shall pay interest on (i) overdue principal, (ii) overdue premium, and (iii) overdue installments of interest (after giving effect to any applicable grace period), in each case at a rate equal to the Applicable Rate plus 2% per annum, compounded semi-annually, in cash on demand.

ARTICLE 2

TRANSFER AND OUTSTANDING NOTES

The Company and, by acceptance of this Note, the Holder hereby agree that the following provisions shall govern the registration, sale, assignment, pledge, transfer, encumbrance or other disposition of this Note.

Section 2.01. Note Registration. The Company shall keep at its principal office a register (the “Register”) in which the Company shall enter the name, address and email of the registered holder of this Note. References to the “Holder” of this Note shall mean the Person listed in the Register as the payee of this Note unless the payee shall have presented this Note to the Company for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The registered holder of this Note may be treated as the owner of it for all purposes.

Section 2.02. Disposition. (a) This Note may only be sold, assigned, pledged, transferred, encumbered or otherwise disposed of (each, a “transfer”) in whole or in part after the fourth anniversary of the Initial Closing Date, in accordance with applicable law and the terms hereof; provided that a transfer of this Note shall be permitted hereunder if it is a Permitted Transfer (as defined in the Governance Agreement).

(b) A transfer of this Note permitted by paragraph (a) of this Section 2.02 shall only be effected by the Holder hereof by delivery of this Note to the Company (with the instrument of assignment provided as Exhibit A to this Note properly completed in accordance with the terms and conditions of this Note), accompanied by an opinion of counsel, in customary

3

form and substance, and from counsel reasonably satisfactory to the Company, and by such other evidence as the Company may reasonably require of compliance with the Securities Act and other applicable federal and state securities laws and with the provisions of this Note, at the Company’s principal office or at such other location as the Company shall designate in writing to the Holder; provided, however, that such transfer of this Note shall become effective only upon, and shall not be effective for any purpose until, the Company has received this Note.

(c) No service charge will be made for any such transfer or assignment.

(d) Upon the satisfaction of the conditions to transfer described in this Section 2.02, the Company shall enter the transferee in the Register as a holder of this Note.

Section 2.03. (a) Outstanding Notes. The Subordinated Notes outstanding at any time are all the Subordinated Notes issued by the Company except for those cancelled by it and those surrendered to it for cancellation. A Subordinated Note also ceases to be outstanding because the Company or any direct or indirect Subsidiary of the Company holds the Subordinated Note.

(b) Direction, Waiver and Consent Requirements. In determining whether the Required Holders of the Subordinated Notes have concurred in any direction, waiver or consent, Subordinated Notes owned by the Company or any direct or indirect Subsidiary of the Company shall not be considered as though they are outstanding.

ARTICLE 3

REDEMPTION OF SECURITIES

Section 3.01. Optional Redemption. This Note along with all other Subordinated Notes shall be, subject to Article 8 hereof, redeemable at the option of the Company, in whole or in part, on not less than fifteen (15) nor more than thirty (30) days’ prior notice (which notice shall be given in accordance with Section 3.02 hereof), in cash by wire transfer to a U.S. dollar account maintained by the Holder with a bank in the United States designated in writing by the Holder at 100% of the principal amount, plus accrued and unpaid interest to the Redemption Date; provided that the Company shall not redeem less than $100 million in principal amount on any Redemption Date, and immediately after any such redemption on any Redemption Date, no less than $150 million in principal amount of the Subordinated Notes shall be outstanding.

Section 3.02. Notice of Redemption. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than fifteen (15) nor more than thirty (30) days prior to the Redemption Date in the case of a redemption pursuant to Section 3.01 hereof.

All notices of redemption shall state:

(a) the date on which this Note (or portion hereof) will be redeemed (the “Redemption Date”), the occurrence of which Redemption Date may be subject to the satisfaction of certain conditions described in such notice;

(b) the amount required to be paid in respect of such redemption in accordance with Section 3.01 (the “Redemption Price”), that upon the occurrence of the

4

Redemption Date the Redemption Price will become due and payable in respect of this Note and all other Subordinated Notes to be redeemed and that interest on the amount of principal redeemed will cease to accrue on and after said date; and

(c) the place or places (which shall in no event be outside the continental United States) where this Note is to be surrendered (or, in the case of a partial redemption, tendered in exchange for a new note on the same terms reflecting the relevant reduced principal amount) for payment of the Redemption Price.

Section 3.03. Notes Payable on Redemption Date. A notice of redemption having been given as aforesaid, this Note (or relevant portion thereof) shall on the Redemption Date become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) interest shall cease to accrue on the amount of principal redeemed. Upon surrender of this Note for redemption (or, in the case of a partial redemption, tender of this Note in exchange for a new note on the same terms reflecting the relevant reduced principal amount) in accordance with said notice, this Note (or portion thereof) shall be paid by the Company at the Redemption Price.

Section 3.04. Unpaid Redemption Price. If this Note (or a portion hereof) is called for redemption and the Redemption Price is not paid in full on the Redemption Date upon surrender thereof for redemption (or, in the case of a partial redemption, tender of this Note in exchange for a new note on the same terms reflecting the relevant reduced principal amount), then the Redemption Date shall be deemed not to have occurred and in that case (x) the Company will be required to comply with all provisions of this Article 3 in order to redeem this Note, (y) all payments of the Redemption Price shall be allocated first to any accrued and unpaid interest to the Redemption Date on the Note (or portion hereof redeemed), then to the unpaid principal amount of this Note (or portion hereof redeemed) and (z) the unpaid principal amount of this Note shall, until paid, continue to bear interest at the rate prescribed herein, and all other terms and conditions of this Note shall continue to apply.

ARTICLE 4

CHANGE OF CONTROL OFFER

Section 4.01. Change of Control Offer. (a) Upon a Change of Control, the Holder shall, subject to Article 8 hereof, have the right to require that the Company repurchase all or any part (equal to $1,000 or an integral multiple thereof) of this Note at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase in accordance with the terms contemplated in Section 4.01(b).

(b) Within ten (10) Business Days following the date upon which the Company is aware that any Change of Control has occurred, the Company shall mail a notice to the Holder (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that the Holder has the right to require the Company to purchase all or any part of this Note at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of the Holder to receive interest due on the relevant Interest Payment Date if prior to the date of repurchase);

5

(ii) the repurchase date (the “Change of Control Repurchase Date”), which shall be no earlier than fifteen (15) days nor later than thirty (30) days from the date such notice is mailed; and

(iii) the instructions reasonably determined by the Company, consistent with this Section 4.01, that the Holder must follow in order to have all or any part of this Note purchased.

(c) If the Holder elects to have all or any part of this Note purchased, the Holder shall be required to (1) complete and manually sign the notice attached as Exhibit B to this Note (or complete and manually sign or sign via a facsimile of such notice) and deliver such notice to the Company and (2) surrender this Note to the Company at the address specified in the notice at least three (3) Business Days prior to the Change of Control Repurchase Date. The Holder shall be entitled to withdraw its election if the Company receives not later than one (1) Business Day prior to the Change of Control Purchase Date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of this Note which was delivered for purchase by the Holder and a statement that the Holder is withdrawing its election to have this Note (or part hereof) purchased. In such event, the Company will promptly return this Note to the Holder.

(d) On the Change of Control Repurchase Date, this Note purchased by the Company under this Section 4.01 shall be cancelled, and the Company shall pay the purchase price determined pursuant to Section 4.01(b)(i) to the Holder. In the event the Holder elected to have only a part of this Note repurchased, the Company will promptly issue to the Holder a new Note equal in principal amount to the unpurchased part of this Note.

(e) The Company shall comply, to the extent applicable, with the requirements of Section 14I of the Exchange Act and any other securities laws or regulations in connection with the repurchase of this Note pursuant to this Section 4.01. To the extent that the provisions of any applicable securities laws or regulations require the Company to act in a manner that conflicts with provisions of this Note relating to Change of Control Offers, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.01 by virtue thereof.

ARTICLE 5

[RESERVED]

ARTICLE 6

COVENANTS3

Section 6.01. Filing of Series A Certificate of Designations. Prior to, or simultaneous with, the Second Closing, if the FCC Approval shall have been received, the Company shall adopt and file with the Secretary of State of the State of Delaware the Series A Certificate of Designations (as defined in the Investment Agreement).

[3]

NTD: Covenants drafted in this Article III in this Form of Note to appear as drafted herein. Other affirmative and negative covenants (including as to indebtedness, restricted payments, liens, restrictive agreements, affiliate transactions, investments and reporting, and all other covenants in permanent financing) to be added in the final note on the date of the Initial Closing based on covenants in permanent financing, with only such adjustments as shall be necessary to reflect the structure of this Note and the issuer hereof; provided that (1) this note will be treated as debt for purposes of the covenants and (2) the restricted payments covenant will also provide that if the Company repurchases common stock, it must pay down a proportionate amount of this Note. Subsidiary/asset sales to be aligned with baskets in the Credit Agreement.

6

Section 6.02. Payment of Notes.

The Company shall promptly pay the principal of and interest and premium on this Note on the dates and in the manner provided herein. The Company shall, to the extent lawful, pay interest on overdue principal and overdue installments of interest and premium to the extent and in the manner set forth in Section 1.01(j) of this Note.

Section 6.03. When Company May Merge or Transfer Assets.

(a) The Company shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory of the United States (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Note pursuant to a document or instrument in form and substance reasonably satisfactory to the Holder;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(iv) the Company shall have delivered to the Holder an officers’ certificate and an opinion of counsel (in form and substance satisfactory to the Holder), each stating that such consolidation, merger or transfer complies with this Note.

7

The Successor Company (if other than the Company) shall succeed to, and be substituted for, the Company under this Note, and in such event the Company will automatically be released and discharged from its obligations under this Note. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 6.04(a) (A) any Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Subsidiary, and (B) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby. This Section 6.04 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Subsidiaries.

Section 6.04. Dividends. Prior to the Second Closing (as defined in the Investment Agreement)4, the Company shall not, and shall not permit any Subsidiary to, declare any dividends on any shares of any class of Capital Shares, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Shares, or any warrants or options to purchase such Capital Shares, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries; except that:

(a) Subsidiaries of the Company may pay dividends to the Company or to Domestic Subsidiaries of the Company which are directly or indirectly wholly owned by the Company (or, in case of Foreign Subsidiaries, to the Company or to Subsidiaries of the Company which are directly or indirectly wholly owned by the Company);

(b) the Company and its Subsidiaries may pay or make dividends or distributions to any holder of its Capital Shares in the form of additional Capital Shares of the same class and type (provided that if any such Subsidiary has shareholders other than the Company or another wholly owned Subsidiary of the Company, such dividends or distributions shall be paid to such Person on a pro rata basis or on a basis that is more favorable to the Company and its Subsidiaries than pro rata);

(c) the Company may repurchase Capital Shares of the Company owned by retired or deceased employees of the Company or any of its Subsidiaries or their assigns, estates and heirs; provided that (i) the aggregate amount of such repurchases pursuant to this clause (c) shall not in the aggregate exceed $3,000,000 during any fiscal year of the Company and (ii) no Event of Default has occurred and is continuing at the time of such dividends or distributions or immediately after giving effect thereto;

(d) the Company or its Subsidiaries may make non-cash repurchases of Capital Shares deemed to occur upon exercise of stock options if such Capital Shares represent a portion of the exercise price of such options; and

[4]	Dividend capacity on and after the Second Closing to be consistent with third-party financing, subject to the immediately preceding footnote.

8

(e) the Company may make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Shares.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. The following shall be Events of Default:

(a) default by the Company in the payment of principal (including, for the avoidance of doubt, accrued PIK Payments) of (or premium, if any, on) any Subordinated Note on the Maturity Date, upon required redemption or otherwise;

(b) default by the Company in the payment of cash interest on any Subordinated Note on an Interest Payment Date in respect of which the Company has made a Cash Election for three or more days beyond the due date thereof;

(c) default by the Company in the performance of or breach by the Company of any term, covenant or agreement of the Company set forth in this Note (other than the covenants described in clauses (a) through (b) above) and continuance of such default or breach for a period of thirty (30) consecutive days after there has been given, by registered or certified mail, to the Company by the Holder (if there is only one Holder), or the Required Holders, as the case may be, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Subsidiaries in an involuntary case under any applicable bankruptcy or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(e) the Company or any of its Subsidiaries (A) commences a voluntary case under any applicable bankruptcy or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for all or substantially all of the property and assets of such Person or (C) effects any general assignment for the benefit of creditors.

For the avoidance of doubt, the consummation of the Transactions (as defined in the Investment Agreement) and any of the other transactions contemplated by the Transaction Documents (as defined in the Investment Agreement) shall not constitute an Event of Default.

Section 7.02. Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default pursuant to Section 7.01(d) or (e)) occurs and is continuing, then and in every such case the Holder (if there is only one Holder) or Required Holders, as the case may be, may declare the principal of, and all accrued and unpaid interest

9

under, all Subordinated Notes, including this Note, to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal and interest shall become due and payable immediately. If an Event of Default pursuant to Section 7.01(d) or (e) occurs, the principal of and interest on this Note shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Holder.

Notwithstanding any of the foregoing, at any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Holder (if there is only one Holder) or the Required Holders, as the case may be, may rescind and annul such declaration and its consequences by notice to the Company in writing of their desire to do so. No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.

ARTICLE 8

EXCHANGE, AMENDMENT AND CONVERSION OF NOTES

Section 8.01. Exchange and Amendment. Notwithstanding anything to the contrary set forth in this Note or any other Subordinated Note, including Section 11.03, in connection with, or in order to facilitate, any assignments of the rights or benefits of Holder, the Holder may in its sole discretion, require the Company to at any time following the date that is ten (10) Business Days following the Second Closing Date, and in such event the Company shall do all things necessary to, document the obligations evidenced hereby pursuant to a customary global note, deposited with a depositary, and pursuant to a customary indenture (with an indenture trustee identified by the Holder and engaged by the Company) on terms substantially consistent with those set forth herein with such changes as are customary for global notes and indentures for high-yield issuers.

Section 8.02. Conversion of Note.

(a) Subject to and upon compliance with the provisions of this Section 8.02, the Holder shall have the right, at such Holder’s option, to convert the Note, in whole and not in part, at any time upon or after the Second Closing (if the FCC Approval shall have been received at the time of or prior to the Second Closing), into shares of Series A Preferred Stock at a conversion rate of $1.00 in liquidation preference of Series A Preferred Stock per $1.00 of aggregate principal amount of the Note (the “Conversion Rate”). In addition, in the event that (x) the Second Closing occurs, (y) the FCC Approval shall have been received at the time of or prior to the Second Closing and (z) the Holder shall not have exercised its conversion right pursuant to the preceding sentence by the date that is one (1) Business Day following the Second Closing Date, then the Company shall have the right to cause the conversion of the Note, in whole and not in part, into Series A Preferred Stock at the Conversion Rate at any time thereafter, subject to and upon compliance with the provisions of this Section 8.02.

(b) Upon conversion of the Note, the Company shall deliver, or cause to be delivered, to the Holder (registered in the name(s) of the Person(s) identified by the Holder as described in Section 8.02(c)) shares of Series A Preferred Stock with a liquidation preference equal to the aggregate principal amount, as of the Conversion Election Date, of the Note, together with cash in an amount equal to the accrued but unpaid interest on the Note to the Business Day following the relevant Conversion Election Date, by a date no later than the Business Day following the relevant Conversion Election Date.

10

(c) In order to exercise its conversion right, the Holder shall (1) deliver an irrevocable notice to the Company in accordance with the notice provisions of this Note and state in writing therein that it wishes to convert the Note and the name or names (with addresses) in which the Holder wishes the certificate or certificates for the shares of Series A Preferred Stock to be delivered upon settlement of the conversion to be registered; and (2) surrender this Note, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents) (the date upon which the Holder satisfies the conditions in clause (1) and (2), the “Holder Conversion Election Date”). In order to exercise its right to cause conversion of the Note, the Company shall deliver an irrevocable notice to the Holder in accordance with the notice provisions of this Note and state in writing therein that it wishes to cause the conversion of the Note and request that the Holder, within five (5) Business Days thereafter, (x) provide to the Company in writing the name or names (with addresses) in which the Holder wishes the certificate or certificates for the shares of Series A Preferred Stock to be delivered upon settlement of the conversion to be registered and (y) surrender this Note, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents) (the date that is five (5) Business Days after the date that the Company satisfies the condition in this sentence, the “Company Conversion Election Date,” and the earlier of the Holder Conversion Election Date and the Company Conversion Election Date, the “Conversion Election Date”).

(d) The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Series A Preferred Stock upon conversion of a Note, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Company may refuse to deliver the certificates representing the shares of Series A Preferred Stock being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence or the Person requesting such issue has established to the satisfaction of the Company that such tax has been paid or is not payable.

(e) The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Series A Preferred Stock to provide for conversion of all the Subordinated Notes from time to time.

(f) The Company covenants that all shares of Series A Preferred Stock issued upon conversion of the Note will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(g) The Company covenants that, if any shares of Series A Preferred Stock to be provided for the purpose of conversion of the Note hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will secure such registration or approval, as the case may be.

11

ARTICLE 9

SUBORDINATION

Section 9.01. Agreement of Subordination. The Company covenants and agrees, and each Holder by its acceptance thereof likewise covenants and agrees, that this Note shall be issued subject to the provisions of this Article 9; and each Person holding any Note, whether upon original issue or exchange or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. The payment of the principal of and premium, if any, interest and any other amount due on or in respect of this Note (including, without limitation, any related claims for misrepresentation, rescission or otherwise), to the extent and in the manner hereinafter set forth, shall be subordinated and subject in right of payment to the prior payment in full in cash of all Designated Senior Indebtedness of the Company (including, without limitation, interest, fees, expenses and other amounts accruing pursuant to the terms thereof after the filing of a petition by or against the Company under any Bankruptcy Law, whether or not allowed as a claim), whether outstanding at the date hereof or hereafter incurred. The Holder hereby agrees that the subordination provisions set forth in this Note constitute a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law.

Section 9.02. Payments to Holders of Note. In the event and during the continuation of any default in the payment of principal of, premium, if any, or interest on or any other payment due under Designated Senior Indebtedness, at maturity, upon any mandatory prepayment, on acceleration or otherwise, then, unless and until such default shall have been cured or waived, no payment or distribution shall be made by or on behalf of the Company with respect to the principal of or premium, if any, interest or any other payment due on or with respect to this Note, except that the Holder may receive and retain PIK Payments and, in the event of a readjustment of the Company or bankruptcy, insolvency, receivership or other proceedings relating to the Company, Permitted Junior Securities. Notwithstanding the foregoing, any payment of interest due on or with respect to this Note (whether before or after the fifth anniversary of the Initial Closing Date) that is not paid pursuant to this Section 9.02 shall accrue at a rate per annum equal to the rate set forth in Section 1.01(j) by adding such interest to the principal amount of this Note; provided that, for the avoidance of doubt, this sentence shall not constitute a waiver of any Event of Default for any failure to make any payment or distribution with respect to the principal of or premium, if any, interest or any other payment due on or with respect to this Note in the form otherwise required pursuant to the terms of this Note.

In the event and during the continuation of any default (other than a default of any payment due) with respect to any Designated Senior Indebtedness permitting the Designated Senior Lenders thereunder to accelerate the maturity thereof, then, unless and until such default shall have been cured or waived, no payment or distribution shall be made by or on behalf of the Company with respect to the principal of or premium, if any, interest or any other payment due on or with respect to this Note (except that the Holder may receive and retain PIK Payments and Permitted Junior Securities), if written notice of such default and its intention to institute a payment blockage shall have been given by the Representative for such Designated Senior Indebtedness to the Holder and the Company, during the period commencing on the date on which such notice is received by the Company and the Holder and ending on the earlier to occur

12

of (a) the 179th day thereafter (subject to this Section 9.02) or (b) the day on which such default is cured or waived; provided, however, that this sentence shall not prohibit any payment of any installment of principal of or premium, if any, interest or any other payment due on this Note for more than 179 days in any 365-day period and provided, further, that no default that once formed the basis for any such notice by the Representative (a “Prior Default”) shall form the basis of any subsequent notice under this paragraph. For purposes of the preceding sentence, (x) “default” shall mean any default or failure to observe or perform any provision of the Designated Senior Indebtedness, after the giving of notice, the expiration of any grace periods, or both, so that the Designated Senior Lenders are entitled to accelerate the maturity thereof and (y) neither (1) a new breach of a covenant pursuant to which a Prior Default arose nor (2) a breach of a financial covenant under the Designated Senior Indebtedness for a later test period than that with respect to which a Prior Default related shall be considered a Prior Default.

Upon any payment by the Company, or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, total or partial liquidation or reorganization of the Company or its property, whether voluntary or involuntary, or any assignment for the benefit of creditors or any marshaling of assets and liabilities, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Designated Senior Indebtedness first shall be paid in full in cash (and the termination of all of the lenders’ commitments under the Company Credit Agreement and payment, cash collateralization (in accordance with the Company Credit Agreement) or delivery of other credit support in form and substance satisfactory to the issuing bank with respect to any outstanding letters of credit thereunder), before any payment (other than PIK Payments and Permitted Junior Securities) is made on account of the principal of or premium, if any, interest or any other amount due on or with respect to this Note; and upon any such dissolution, winding-up, liquidation, reorganization, assignment, marshaling or proceedings:

(a) the Designated Senior Lenders shall be entitled to receive payment in full in cash of all Designated Senior Indebtedness (and the termination of all of the lenders’ commitments under the Company Credit Agreement and payment, cash collateralization (in accordance with the Company Credit Agreement) or delivery of other credit support in form and substance satisfactory to the issuing bank with respect to any outstanding letters of credit thereunder) before the Holders shall be entitled to receive any payment (other than PIK Payments and Permitted Junior Securities) of principal or premium, if any, or interest on or other amounts payable with respect to this Note; and

(b) any payment by the Company, or distribution of assets or securities (other than PIK Payments and Permitted Junior Securities) of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Article 9, shall be paid by the Company or by any custodian, agent or other Person making such payment or distribution, or by the Holder, if received by it, directly to the Designated Senior Lenders or their Representative, or the trustee or trustees under any indenture pursuant to which any instruments evidencing any such Designated Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Designated Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the Designated Senior Lenders.

13

The consolidation of the Company with, or the merger of the Company into, another entity, or the liquidation or dissolution of the Company following the conveyance or transfer of its property or assets as an entirety or substantially as an entirety to another entity, upon the terms and conditions provided for in Section 6.04, shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 9.02 if such other entity, as a part of such consolidation, merger, conveyance or transfer, shall comply with the conditions stated in Section 6.04.

The Designated Senior Lenders, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the obligations of the Holder hereunder to the Designated Senior Lenders, may: (a) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, the Designated Senior Indebtedness or increase the amount thereof, or otherwise amend in any manner the Designated Senior Indebtedness or any instrument evidencing the same or any agreement under which the Designated Senior Indebtedness is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Designated Senior Indebtedness; (c) release any Person liable in any manner for the collection or payment of the Designated Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company or any other Person.

For purposes of this Article 9, “payment” of or with respect to this Note includes any payment, redemption, acquisition, deposit, segregation, retirement, set-off, sinking fund payment, grant of a security interest, distribution (whether of cash, property, securities, or otherwise) and defeasance of or with respect to this Note.

Section 9.03. Subrogation of Note. The Holder shall not be subrogated to the rights of the Designated Senior Lenders to receive payments (other than PIK Payments) or distributions of cash, property or securities (other than Permitted Junior Securities) of the Company applicable to the Designated Senior Indebtedness unless and until the prior payment in full in cash of all Designated Senior Indebtedness at the time outstanding (and the termination of all commitments to lend and payment, cash collateralization or delivery of a customary back-to-back letter of credit with respect to any outstanding letters of credit thereunder); and, for the purposes of such subrogation, no payments or distributions to the Designated Senior Lenders of any cash, property or securities to which the Holder would be entitled except for the provisions of this Article 9, and no payment over pursuant to the provisions of this Article 9 to or for the benefit of the Designated Senior Lenders by the Holder, shall, as between the Company, its creditors other than the Designated Senior Lenders and the Holder, be deemed to be a payment by the Company to or on account of this Note. It is understood that the provisions of this Article 9 are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the Designated Senior Lenders, on the other hand.

Nothing contained in this Article 9 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than the Designated Senior Lenders and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the

14

Holder the principal of and premium, if any, and interest on this Note as and when the same shall become due and payable in accordance with their terms or is intended to or shall affect the relative rights of the Holder and creditors of the Company other than the Designated Senior Lenders, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note (except that any acceleration of payment under this Note shall not be effective prior to five (5) business days after written notice has been delivered to each Representative of the Designated Senior Indebtedness) subject to the rights of the Designated Senior Lenders under this Article 9 in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Upon any payment or distribution of assets or securities of the Company referred to in this Article 9, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any dissolution, winding-up, liquidation, reorganization, assignment, marshaling or proceedings are pending, or a certificate of any custodian, agent or other Person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the Designated Senior Lenders and the holders of other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

Section 9.04. Notice to Holder. The Company shall give prompt written notice to the Holder and the Representative of any fact known to the Company that would prohibit the making of any payment or distribution to or by the Holder in respect of this Note pursuant to the provisions of this Article 9. Notwithstanding the provisions of this Article 9 or any other provision of this Note, the Holder shall not be charged with knowledge of the existence of any fact that would prohibit the making of any payment or distribution to or by the Holder in respect of this Note pursuant to the provisions of this Article 9, unless and until the Holder shall have received written notice thereof from the Company or a Designated Senior Lender or from any trustee for Designated Senior Indebtedness; and prior to the receipt of any such written notice the Holder shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Holder shall not have received the notice provided for in this Section 9.04 within one Business Day prior to the date on which by the terms hereof any funds may become payable for any purpose (including the payment of the principal of or premium, if any, or interest on this Note), then, anything herein contained to the contrary notwithstanding, the Holder shall have full power and authority to receive such funds and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within one Business Day prior to such date.

The Holder shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a Designated Senior Lender (or a trustee or agent on behalf of a Designated Senior Lender) to establish that such notice has been given by a Designated Senior Lender or a trustee or agent on behalf of any such Designated Senior Lender. In the event that the Holder determines in good faith that further evidence is required with respect to the right of any Person as a Designated Senior Lender to participate in any payment or distribution pursuant to this Article 9, the Holder may request such Person to furnish evidence to the reasonable satisfaction of the Holder as to the amount of Designated Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution

15

and any other fact pertinent to the rights of such Person under this Article 9, and if such evidence is not furnished, the Holder may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment or distribution.

Section 9.05. Holder’s Relation to Designated Senior Indebtedness. The Holder in its individual capacity shall be entitled to all the rights set forth in this Article 9 in respect of any Designated Senior Indebtedness at any time held by it, to the same extent as any other Designated Senior Lender, and no provision of this Note shall deprive the Holder of any of its rights as such Designated Senior Lender.

With respect to the Designated Senior Lenders, the Holder undertakes to perform or to observe only such covenants and obligations as are specifically set forth in this Article 9, and no implied covenant or obligation with respect to the Designated Senior Lenders shall be read into this Note against the Holder. The Holder shall not be deemed to owe any fiduciary duty to the Designated Senior Lenders.

Whenever a distribution is to be made or a notice given to Designated Senior Lenders, the distribution may be made and the notice given to their Representative(s).

Section 9.06. No Impairment of Subordination. No right of any present or future Designated Senior Lender to enforce subordination as herein provided at any time in any way shall be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such Designated Senior Lender, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such Designated Senior Lender may have or otherwise be charged with.

Section 9.07. Article 9 Not to Prevent Events of Default. The failure to make a payment on account of principal, premium, if any, interest or any other amount due hereunder or on this Note by reason of any provision in this Article 9 shall not be construed as preventing the occurrence of an Event of Default under Article 7 but the remedies in respect thereof are limited as set forth in Article 7 and any amounts realized through the exercise of such remedies shall be subject to the provisions of this Article 9.

Section 9.08. Continuing Effect. The foregoing provisions constitute a continuing offer to all Persons who become, or continue to be, Designated Senior Lenders; and such provisions are made for the benefit of the Designated Senior Lenders, and such Designated Senior Lenders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions and need not prove reliance thereon.

Section 9.09. Individual Rights of Designated Senior Lenders. A Designated Senior Lender in its individual or any other capacity may become the owner or pledgee of this Note and may otherwise deal with the Company or any Subsidiary or Affiliate of the Company with the same rights as if it were not a Designated Senior Lender.

Section 9.10. Reinstatement of Subordination. The Designated Senior Indebtedness will continue to be treated as Designated Senior Indebtedness and the terms and

16

conditions set forth in this Article 9 shall continue to govern the relative rights and priorities of Designated Senior Lenders and the Holder even if and to the extent all or a portion of the Designated Senior Indebtedness or the security interests securing the Designated Senior Indebtedness are subordinated, set aside, avoided, invalidated or disallowed in connection with any bankruptcy, insolvency, receivership, or other proceedings, and the provisions in this Article 9 will be reinstated if at any time any payment of any of the Designated Senior Indebtedness is rescinded or must otherwise be returned by any Designated Senior Lender or its Representative.

ARTICLE 10

DEFINITIONS

Section 10.01. Definitions. The following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” shall mean an amount, if positive, measured as of the Applicable Premium Payment Date, and payable on account of any redemptions, repurchases or prepayments by the Company occurring on or prior to such date, which causes the Holder (or, if there is more than one Subordinated Note outstanding, holders of the Subordinated Notes) to receive, as of the Applicable Premium Payment Date, the same total amount of payments (with, if the Applicable Premium Payment Date occurs solely as a result of clause (b) of the definition thereof, the total principal amount outstanding on the Applicable Premium Payment Date under the Subordinated Note or Alternative Note, as applicable, being considered “payments”) on the Note that the Holder (or if there is more than one Subordinated Note outstanding, holders of the Subordinated Notes) would have received if (x) the Subordinated Notes had had an initial principal amount of $425 million and had accrued interest at a rate per annum equal to 7.50% and otherwise had the same terms as the Note (the “Alternative Note”); (y) the Company had made the same interest elections with respect to each Interest Payment Date on the Alternative Note as it made for the Note; and (z) the Company had made any redemptions, repurchases or prepayments on the Alternative Note in the same amounts and on the same dates as it made for the Note. The Applicable Premium, if any, shall be treated as an adjustment to the redemption price paid by the Company pursuant to any redemptions, repurchases or prepayments occurring on or prior to the fifth anniversary of the Initial Closing Date (reasonably allocated among all such redemptions, repurchases or prepayments). In the event that there is more than one Subordinated Note outstanding on the Applicable Premium Payment Date, the Applicable Premium payable in respect of each Subordinated Note shall be equal to (a) the Applicable Premium on all Subordinated Notes, calculated in the manner described in this definition multiplied by (b) a fraction, the numerator of which is the aggregate principal amount of such Subordinated Note and the denominator of which is the aggregate principal amount of all

17

Subordinated Notes then outstanding. For the avoidance of doubt, if the Applicable Premium Payment Date occurs solely as a result of clause (b) of the definition thereof and the Company shall not have redeemed, repurchased or prepaid (or been required to redeem, repurchase or prepay) any Subordinated Notes on or prior to the fifth anniversary of the Initial Closing Date, then no Applicable Premium shall be payable on such Applicable Premium Payment Date.

“Applicable Premium Payment Date” shall mean the earlier of (a) the date on which all amounts outstanding under the Note have been paid in full (whether due to voluntary or mandatory prepayment or repurchase, maturity, or otherwise) or have become due and payable (whether due to maturity, acceleration, obligation to repurchase or otherwise) and (b) the fifth anniversary of the Initial Closing Date.

“Applicable Rate” shall mean a rate of 9.00% per annum.

“Bankruptcy Code” means Title 11, United States Code.

“Bankruptcy Law” means the Bankruptcy Code or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” shall mean, with respect to any Person, the board of directors, the board of managers or similar governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such Person.

“Business Day” means each day which is not a Legal Holiday.

“Capital Shares” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of this Note, including, without limitation, all common shares and preferred shares.

“Cash Election” has the meaning set forth in Section 1.01(c).

“Change of Control” means [●].

“Change of Control Offer” has the meaning set forth in Section 4.01(a).

“Change of Control Repurchase Date” has the meaning set forth in Section 4.01(a).

“Charges” has the meaning set forth in Section 11.14.

“Company” has the meaning set forth in the preamble.

“Designated Senior Indebtedness” means (whether or not allowed in, and whether or not accruing during the pendency of, any bankruptcy, insolvency, receivership or other similar proceeding), all “[Obligations]” and “[Secured Obligations]”, as such terms are defined therein, of the Company arising under:

18

(1) [that certain Credit Agreement, dated as of [●], by and among the Company, Consolidated Communications, Inc., the Subsidiary Guarantors (as defined therein), the lenders and other financial institutions party thereto from time to time, as in effect as of the date hereof, and as the same may be from time to time amended, restated, extended, modified, refinanced or replaced (but not increased) (the “Company Credit Agreement”)]; and

(2) [that certain Indenture, dated as of [●], by and among the Company, Consolidated Communications, Inc., the Subsidiary Guarantors (as defined therein), and [●], as in effect as of the date hereof, and as the same may be from time to time amended, restated, extended, modified, refinanced or replaced (but not increased) (the “Indenture”)].

“Designated Senior Lender” means the Person or Persons to whom the Company is obligated under any Designated Senior Indebtedness on any date.

“Domestic Subsidiary” means, as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.

“Election” has the meaning set forth in Section 1.01(b).

“Event of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC Approval” has the meaning set forth in the Investment Agreement.

“Foreign Subsidiary” means as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.

“Governance Agreement” means the Governance Agreement, dated as of September 13, 2020, by and between the Holder and the Company.

“Holder” has the meaning set forth in the preamble, as further described in Section 2.01.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for.

“Interest Payment Date” has the meaning set forth in Section 1.01(b).

“Investment Agreement” means the Investment Agreement, dated as of September 13, 2020, by and between the Holder and the Company.

“Issue Date” means [●][●], 20[●].5

[5]	To be the date that the Note is first issued in accordance with the Investment Agreement.

19

“Legal Holiday” is a Saturday, a Sunday or other day on which banking institutions are not open for general business in New York.

“Maturity Date” has the meaning set forth in the preamble.

“Maximum Rate” has the meaning set forth in Section 11.14.

“New York Court” has the meaning set forth in Section 11.04.

“Note” means this Note, as amended, supplemented, extended, restated, renewed, replaced, refinanced or otherwise modified, in each case from time to time and whether in whole or in part.

“Permitted Junior Securities” means (x) any unsecured subordinated debt or unsecured subordinated debt securities of the Company or any successor (which, in each case (i) are contractually subordinated in right of payment to any and all debt or debt securities that may be issued pursuant to a plan of reorganization or readjustment or similar dispositive restructuring plan on account of Designated Senior Indebtedness (“Replacement Designated Senior Indebtedness”) at least to the same extent that this Note was hereunder subordinated to the payment of such Designated Senior Indebtedness on the Issue Date, (ii) shall have no borrower, issuer, guarantor or obligor which is not also an obligor with respect to all Replacement Designated Senior Indebtedness, (iii) do not mature earlier than, and have no scheduled payments of principal prior to the date that is six months after the latest scheduled maturity date for any Replacement Designated Senior Indebtedness, (iv) do not have provisions for mandatory prepayments of principal (other than as a result of a change of control; provided, that the relevant change of control provisions are no more onerous to the issuer than the equivalent provisions set forth in this Note), (v) provide the borrower or issuer, as the case may be, with the option to pay all interest in kind (subject to the restrictions for cash payment of interest set forth in the Designated Senior Indebtedness), (vi) shall have no financial maintenance covenants and (vii) shall have no other covenant or event of default that is more restrictive than the equivalent covenant, if any, in the Replacement Designated Senior Indebtedness or (y) equity securities of the Company, any successor or any direct or indirect parent company thereof (which shall have no stated redemption date prior to the date that is six months after the latest scheduled maturity date for any Replacement Designated Senior Indebtedness, no provision for mandatory redemption or repurchase, and will provide the issuer with the option to pay all dividends in kind (subject to the restrictions for cash payment of dividends set forth in the Designated Senior Indebtedness), that are in each case issued pursuant to a plan of reorganization or readjustment of the Company, so long as in all cases:

(a) the effect of the use of this defined term in the subordination provision of Article 9 is not to cause this Note to be treated as part of (A) the same class of claims as the Designated Senior Indebtedness or (B) any class of claims pari passu with, or senior to, the Designated Senior Indebtedness for any payment or distribution in any case or proceeding or similar event relating to the liquidation, insolvency, bankruptcy, dissolution, winding up or reorganization of the Company; and

20

(b) to the extent that any Designated Senior Indebtedness outstanding on the date of consummation of any such plan of reorganization or readjustment or similar dispositive restructuring plan is not paid in full in cash on such date, either (A) the holders of any such Designated Senior Indebtedness not so paid in full in cash have affirmatively consented to the terms of such plan or readjustment or (B) such holders are (i) deemed to consent to the terms of such plan or readjustment as a result of a finding by the relevant court to be unimpaired under any such plan or readjustment or (ii) receive securities which constitute Replacement Designated Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in money or money’s worth of any Designated Senior Indebtedness not paid in full in cash.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Election” has the meaning set forth in Section 1.01(b).

“PIK Payment” has the meaning set forth in Section 1.01(b).

“Redemption Date” has the meaning set forth in Section 3.02.

“Redemption Price” has the meaning set forth in Section 3.02.

“Register” has the meaning set forth in Section 2.01.

“Required Holders” means those holders constituting the holder or holders of at least a majority in principal amount of the Subordinated Notes outstanding at such time.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Closing” has the meaning assigned thereto in the Investment Agreement.

“Second Closing Date” has the meaning assigned thereto in the Investment Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning assigned thereto in the Investment Agreement.

“Subordinated Notes” means this Note and each other Subordinated Note of the Company issued on the Issue Date (including any Notes re-issued pursuant to a partial assignment).

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors, or the management of

21

which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to comply with local laws and (iii) shares owned by employees. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Successor Company” has the meaning set forth in Section 6.04(a).

“transfer” has the meaning set forth in Section 2.02(a).

Section 10.02. Interpretation. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles;

(iii) references to “generally accepted accounting principles” shall mean generally accepted accounting principles in effect as of the time when and for the period as to which such accounting principles are to be applied;

(iv) “or” is not exclusive;

(v) words in the singular include the plural, and in the plural include the singular;

(vi) provisions apply to successive events and transactions;

(vii) “including” means including without limitation; and

(viii) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and delivered by hand, overnight courier service, facsimile or messenger, mailed by certified or registered mail or sent by email as follows:

22

if to the Company:	Consolidated Communications Holdings, Inc. 350 S. Loop 336 W Conroe, Texas 77304 Attention: J. Garrett Van Osdell, Chief Legal Officer Email: Garrett.VanOsdell@consolidated.com

With a copy to:	Schiff Hardin LLP 233 South Wacker Drive, Suite 7100 Chicago, Illinois 60606 Attention: Alex Young Email: ayoung@schiffhardin.com if to the Holder:

Searchlight III CVL, L.P. c/o Searchlight Capital Partners, L.P. 745 Fifth Avenue, 27th Floor New York, New York 10151 Attention: Nadir Nurmohamed Email: nnurmohamed@searchlightcap.com

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000 Attention: Steven A. Cohen Victor Goldfeld Email: SACohen@wlrk.com VGoldfeld@wlrk.com

The Company and the Holder by written notice to the others may designate additional or different addresses for subsequent notices or communications. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or email shall be deemed to have been given when sent (electronic confirmation of receipt received).

Section 11.02. No Recourse Against Others. No past, present, or future director, officer, employee, creditor or shareholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

Section 11.03. Amendment. The provisions of this Note may be amended, modified or waived if the Required Holders shall, by written consent delivered to the Company,

23

consent to such amendment, modification or waiver and the Company has consented in writing to any such amendment, modification or waiver; provided, however, that (a) without the consent of the Holder, no amendment, modification or waiver may (i) reduce, or change the maturity of, the principal of any Note; (ii) reduce the rate of or extend the time for payment of interest on the Note; (iii) reduce any premium payable upon redemption of the Notes or change the date on, or the circumstances under, which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described in ARTICLE 4, except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Company to make a Change of Control Offer relating to such Change of Control shall be made without the consent of the Holder); (iv) make the Note payable in money or currency other than that stated in the Note; (v) modify or change any provision of this Note or the related definitions to affect the ranking of the Note in a manner that adversely affects the Holder; (vi) reduce the percentage of holders of Subordinated Notes necessary to consent to an amendment or waiver to this Note; (vii) waive a default in the payment of principal of or premium or interest on any Note (except a rescission of acceleration of the Notes by the holders thereof as provided in this Note and a waiver of the payment default that resulted from such acceleration); or (viii) impair the rights of Holder to receive payments of principal of or interest on the Note on or after the due date therefor or to institute suit for the enforcement of any payment on the Note; and (b) this Section 11.03 shall be subject to the provisions of Article 8.

Section 11.04. Third Party Beneficiaries. No Person other than the parties hereto shall be a third-party beneficiary of this Note.

Section 11.05. Governing Law; Jurisdiction; Waiver of Trial by Jury. This Note shall be construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws provisions thereof. The Company hereby irrevocably submits to the jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York, any appellate courts from any thereof (any such court, a “New York Court”), for the purpose of any suit, action or other proceeding arising out of or relating to this Note or under any applicable securities laws and arising out of the foregoing, which is brought by or against the Company, and the Companyhereby irrevocably agrees that all claims in respect of any such suit, action or proceeding will be heard and determined in any New York Court. The Company hereby agrees not to commence any action, suit or proceeding relating to this Note other than in a New York Court except to the extent mandated by applicable law. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. EACH PARTY TO THIS NOTE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT THIS NOTE, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A

24

COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

The submission to the jurisdiction referred to in the preceding paragraph shall not limit the right of the Holder to take proceedings against the Company in courts of any other competent jurisdiction nor shall the taking of proceedings against the Company in any one or more jurisdictions preclude the taking of proceedings against the Company in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

Section 11.06. Successors. All agreements of the Company, and/or the Holder in this Note shall bind any respective successor thereof.

Section 11.07. Severability. If any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and such provision shall be interpreted to the fullest extent permitted by the law; provided that the Company and the Holder shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 11.08. Headings, etc. The headings of the Articles and Sections of this Note have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.09. Enforcement. The Company agrees to pay all fees (including legal fees) and expenses which the Holder may reasonably incur as a result of any contest by the Holder of the liability of the Company under any provision of this Note in which a final and non-appealable decision or settlement is made that the Company is liable to the Holder in substantially such a manner as is claimed by the Holder.

Section 11.10. Non-Waiver; Remedies Cumulative. The Holder shall not, by any act of omission or commission, be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by the Holder and then only to the extent specifically set forth therein; a waiver on one occasion shall not, except as specifically set forth therein, be construed as continuing or as a bar to or waiver of a right or remedy on any other occasion. All remedies conferred upon the Holder by this Note shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at the Holder’s option.

Section 11.11. Waiver. The Company hereby waives presentment for payment, protest and demand, and, except as specifically set forth or required herein or hereunder, notice of protest, intent, demand, dishonor and nonpayment of this Note and all other notices of any kind.

Section 11.12. Assignment. This Note and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Holder. This Note and the rights, duties and obligations hereunder may not be assigned or delegated by any Holder except in accordance with Section 2.02 hereof.

25

Section 11.13. Entire Agreement. This Note constitutes the entire agreement of the Company and the Holder with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Company and the Holder, whether oral or written, with respect to the subject matter hereof.

Section 11.14. Usury Savings. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Holder, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Holder in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such holder, shall be limited to the Maximum Rate. In the event that the Holder ever receive any amount as a result of interest and other Charges paid in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal sum hereof, and if the principal sum is paid in full, any remaining excess shall forthwith be paid to the Company.

[SIGNATURE PAGE FOLLOWS]

26

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:
Name:
Title:

27

EXHIBIT A

[FORM OF ASSIGNMENT]

The undersigned Holder, hereby                 *                  to                  (herein called the “Assignee”),                 **                  interest of the undersigned in this Note, with the effect and subject to the provisions set forth in this Note, such assignment to be effected by delivery of this Note to the Company with this assignment properly completed in accordance with the terms and conditions of this Note, such transfer or assignment to become effective on, and not to be effective for any purpose until, the Company has acknowledged such transfer or assignment and executed and delivered a new Note to the [(partial)] Assignee registered in the name of the [(partial)] Assignee [(and, in the case of a partial assignment, a new Note to the undersigned Holder)].

Dated:
Signature (Use exact name of Holder as shown on this Note)

Fill in for registration of new Note:

Please print address and telecopy number of Assignee (including zip code)

The undersigned, [insert name of assignee], hereby agrees to execute any documents reasonably requested by the Company or the Holder (if there is only one Holder) or the Required Holders, as the case may be, to effect the foregoing.

Signature of Assignee

*	Insert, as appropriate, the words “transfers,” “assigns,” or followed by a description of the obligation, “pledges as security for.”

**	Insert, as appropriate, the words “(100%) the entire” or, preceded by a percentage less than 100% in parentheses, “a partial.”

Notice of the foregoing assignment is hereby acknowledged and approved.

[C]

A-1

By:
Name:
Dated:		Title:

A-2

EXHIBIT B

[FORM OF OPTION OF HOLDER TO ELECT PURCHASE PURSUANT TO SECTION 4.01 – CHANGE OF CONTROL]

[C]:

The undersigned Holder hereby elects to have the Company repurchase [all / $[    ]] of this Note pursuant to Section 4.01 of this Note.

Dated:
Signature (Use exact name of Holder as shown on this Note)

B-1

EXHIBIT B

Form of Contingent Payment Right Agreement

B-1

CONTINGENT PAYMENT RIGHT AGREEMENT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A GOVERNANCE AGREEMENT, DATED AS OF SEPTEMBER 13, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

[                ], 2020

FOR VALUE RECEIVED, the undersigned, Consolidated Communications Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that

Searchlight III CVL, L.P. (the “Investor”)

or its registered assign is entitled, upon exercise, to a cash payment equal to the Fair Market Value of the Contingent Payment Right Share Number of shares of Common Stock (the “Cash Payment”); provided, that (x) upon a Cashless Conversion other than a Business Combination Cashless Conversion, the Contingent Payment Right (or a portion thereof, as applicable) shall be automatically converted into the Contingent Payment Right Share Number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock and (y) upon a Business Combination Cashless Conversion, the Contingent Payment Right (or a portion thereof, as applicable) shall be converted at the option of the Holder in accordance with Section 4(b) hereof. This Contingent Payment Right is issued pursuant to that certain Investment Agreement, dated as of September 13, 2020, by and between the Company and the Investor (the “Investment Agreement”). Capitalized terms used in this Contingent Payment Right and not otherwise defined herein shall have the respective meanings specified in Section 7 hereof.

1.    Term. The right to receive the Cash Payment represented hereby shall become exercisable on [•], 20[•]1 (or, if a Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 4(a)) is

[1]

To be date that is twelve (12) months following the latest maturity date of any tranche of indebtedness for borrowed money in an aggregate principal amount in excess of $300 million outstanding on the date of the consummation of the Refinancing.

consummated prior to such date, the date of such consummation) and shall expire at 5:00 p.m. (New York City time) on [•], 20[•]2 (such period being the “Term”).

2.    Method of Exercise; Payment; Issuance of New Contingent Payment Right; Transfer and Exchange.

(a)    Cash Exercise.

(i)    The right to receive the Cash Payment represented by this Contingent Payment Right may be exercised in whole or in part at any time and from time to time during the Term, by delivery to the Company of the cash exercise notice attached hereto as Exhibit A (the “Cash Exercise Notice”). In the event that this Contingent Payment Right has not been exercised in full as of the last business day during the Term, the right to receive the Cash Payment shall be deemed to be automatically exercised in full by the Holder as of such last business day.

(ii)    With respect to any valid Cash Exercise Notice, the Company shall pay the applicable Cash Payment to the Holder by wire transfer of immediately available funds to the account specified in the written instructions of the Holder within five (5) business days of receipt of the Cash Exercise Notice.

(b)    Cashless Conversion upon Receipt of Specified Regulatory Approvals prior to Stockholder Approval. If the Stockholder Approval (as defined in the Investment Agreement) shall not have been received at such time that all of the Specified Regulatory Approvals shall have been received, then, upon such time, a portion of the Contingent Payment Right representing the Pre-Stockholder Approval CPR Share Number shall be automatically converted into an equal number of Contingent Payment Right Shares (the “Pre-Stockholder Approval Cashless Conversion”), and the Contingent Payment Right Share Number shall thereupon be reduced by an amount equal to the Pre-Stockholder Approval CPR Share Number.

(c)    Cashless Conversion upon Receipt of State PUC Regulatory Approvals after Stockholder Approval. If the Stockholder Approval shall have been received, then, upon such time that all of the State PUC Regulatory Approvals necessary for conversion of all or a portion of the Contingent Payment Right into Contingent Payment Right Shares shall have been received, all or such portion, as applicable, of the Contingent Payment Right shall be automatically converted into the maximum number of Contingent Payment Right Shares that are permitted to be converted in light of any remaining State PUC Approvals that have not yet been received at such time (any such conversion, a “State PUC Regulatory Approval Cashless Conversion”), and the Contingent Payment Right Share Number shall thereupon be reduced by an amount equal to the number of Contingent Payment Right Shares issued pursuant to such State PUC Regulatory Approval Cashless Conversion.

(d)    Cashless Conversion upon Transfer of Shares after Expiration of Transfer Restrictions. If, at the time the Holder Transfers (as defined in the Governance Agreement) any shares of Common Stock after the expiration of the Common Stock Transfer Period (as defined in the Governance Agreement), the Stockholder Approval shall have been received but any State PUC Regulatory Approvals shall not have been received, all or a portion, as applicable, of the

[2]	Note to Draft: To be date that is 10 years after commencement of the Term.

2

Contingent Payment Right shall be automatically converted into the maximum number of Contingent Payment Right Shares that are permitted to be converted in light of any remaining State PUC Approvals that have not yet been received at such time (the “Transfer Cashless Conversion”, and any Pre-Stockholder Approval Cashless Conversion, State PUC Regulatory Approval Cashless Conversion, Transfer Cashless Conversion or Business Combination Cashless Conversion, a “Cashless Conversion”).

(e)    Delivery of Contingent Payment Right Shares. In the event of any Cashless Conversion of the rights represented by this Contingent Payment Right in accordance with and subject to the terms and conditions hereof, the applicable Contingent Payment Right Shares shall be delivered by the Company within three (3) business days after such Cashless Conversion and delivery of this Contingent Payment Right to the Company, via (i) book-entry transfer crediting the account of the Holder through the Company’s transfer agent and registrar for the Common Stock (which as at the issuance of this Contingent Payment Right is [    ]) or (ii) if requested by the Holder, in the form of certificates in the name of the Holder.

(f)    Issuance of New Contingent Payment Right. In the event of (i) any partial exercise of this Contingent Payment Right or (ii) a Cashless Conversion that does not reduce the Contingent Payment Right Share Number to zero, a new Contingent Payment Right representing the remaining portion of the Contingent Payment Right Share Number shall be issued to the Holder concurrently with the applicable Cash Payment or the delivery of the applicable Contingent Payment Right Shares, as applicable.

(g)    Transferability of Contingent Payment Right. Except as expressly permitted by Section 7 of the Governance Agreement, the Holder may not Transfer this Contingent Payment Right or the Contingent Payment Right Shares to be issued upon Cashless Conversion hereof without the prior written approval of the Company, which shall be in the sole and absolute discretion of the Company. Except as expressly permitted by Section 7 of the Governance Agreement, any attempt to Transfer by the Holder without such prior written approval of the Company shall be void ab initio.

(h)    Compliance with Securities Laws.

(i)    The Holder, by acceptance hereof, acknowledges that this Contingent Payment Right and the Contingent Payment Right Shares to be issued upon Cashless Conversion hereof are being acquired solely for the Holder’s own account, and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Contingent Payment Right or any Contingent Payment Right Shares to be issued upon Cashless Conversion hereof except pursuant to an effective registration statement, or an exemption from registration, under the Act and any applicable state securities laws.

(ii)    Except as provided in paragraph (iii) below, this Contingent Payment Right and all Contingent Payment Right Shares issued upon Cashless Conversion hereof shall be stamped or imprinted with a legend in substantially the following form (which, in the case of Contingent Payment Right Shares, shall be in the form of an appropriate book entry notation):

3

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A GOVERNANCE AGREEMENT, DATED AS OF SEPTEMBER 13, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(iii)    Subject to Section 2(e), upon request of the Holder and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for this Contingent Payment Right or Contingent Payment Right Shares to be Transferred in accordance with the terms of this Contingent Payment Right and the Governance Agreement and the second paragraph of the legend shall be removed by the Company upon the expiration of the Common Stock Transfer Period.

(i)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Contingent Payment Right Shares shall be issued upon the Cashless Conversion of this Contingent Payment Right. In lieu of any fractional Contingent Payment Right Share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Fair Market Value of one Contingent Payment Right Share multiplied by such fraction.

(j)    Replacement of Contingent Payment Right. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Contingent Payment Right and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Contingent Payment Right, the Company shall execute and deliver, in lieu of this Contingent Payment Right, a new contingent payment right of like tenor and amount.

(k)    No Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the Cashless Conversion hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise.

4

3.    Certain Representations and Agreements.

(a)    The Company represents, covenants and agrees:

(i)    This Contingent Payment Right is, and any Contingent Payment Right issued in substitution for or replacement of this Contingent Payment Right shall be, upon issuance, duly authorized and validly issued.

(ii)    All Contingent Payment Right Shares issuable upon the Cashless Conversion of this Contingent Payment Right pursuant to the terms hereof shall be, upon issuance, and, subject to the last sentence of this clause (ii), the Company shall take all such actions as may be reasonably necessary or reasonably appropriate in order that such Contingent Payment Right Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all Taxes, liens and charges. The Company further covenants and agrees that so long as this Contingent Payment Right is outstanding, the Company will at all times have authorized and reserved (as unissued or held in treasury) a sufficient number of shares of Common Stock to provide for the Cashless Conversion in full of this Contingent Payment Right; provided, that until the Charter Amendment is approved by the Company’s stockholders, the Company shall not be required to reserve shares of Common Stock that it does not presently have authority to issue under the Company Charter Documents. The Company will use its commercially reasonable efforts to procure, subject to issuance or notice of issuance, the listing of any Contingent Payment Right Shares issuable upon Cashless Conversion of this Contingent Payment Right on the principal stock exchange on which shares of Common Stock are then listed or traded. The Company shall take all such actions as may be reasonably necessary to ensure that all Cash Payments are made and, subject to the last sentence of this clause (ii), all Contingent Payment Right Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such Cashless Conversion. Notwithstanding the foregoing, the Company’s obligation to seek Stockholder Approval and to obtain Communications Regulatory Approvals shall be governed by the Investment Agreement and not this clause (ii).

(iii)    The Company shall not amend or modify any provision of the Company Charter Documents in any manner that would materially and adversely affect the powers, preferences or relative participating, optional or other special rights of the Common Stock in a manner which would disproportionately and adversely affect the rights of the Holder.

(iv)    Until the earlier of the termination of the Investment Agreement in accordance with its terms or the Second Closing (as defined in the Investment Agreement), the Company shall not, except with the consent of the Holder, (i) declare, order, pay or make a dividend or other distribution on its Common Stock, whether in cash, other securities (including rights), evidences of indebtedness or any other property of the Company, any of its subsidiaries or any other Person, or otherwise, excluding dividends or distributions subject to adjustment pursuant to Section 4(a) or (ii) make any payment on account of, or set apart any assets for a

5

sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Common Stock.    If the Company shall at any time or from time to time declare, order, pay or make a dividend or make a distribution on its Common Stock described in the preceding sentence, the Holder shall be entitled to receive consideration in the same amount and form at the same time as if the dividend or distribution had been declared or issued as such Holder would have received had all of the Contingent Payment Right held by such Holder been converted into Contingent Payment Right Shares pursuant to a Cashless Conversion immediately prior to such dividend or distribution.

(v)    The Company shall not redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities if such action would require any approval of the FCC or any State PUC as a result of the Holder’s ownership of this Contingent Payment Right and/or any other securities of the Company, without first obtaining such approval.

(b)    The Investor represents, covenants and agrees:

(i)    The Investor is acquiring the Contingent Payment Right for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any applicable securities law, nor with any present intention of distributing or selling the Contingent Payment Right.

(ii)    The Investor is an “accredited investor” as defined in Regulation D under the Act and able to bear the economic risk of holding the Contingent Payment Right for an indefinite period, and, for the avoidance of doubt without limiting any of the representations and warranties in the Transaction Documents, has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Contingent Payment Right.

4.    Adjustments and Other Rights. The Share Numbers shall be subject to adjustment from time to time as follows; provided, that no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication.

(a)    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Share Numbers at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Contingent Payment Right after such date had this Contingent Payment Right been converted in full immediately prior to such record date or effective date, disregarding for this purpose whether the Contingent Payment Right may then still be subject to a Cashless Conversion.

6

(b)    Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 4(a)), notwithstanding anything to the contrary contained herein, (i) the Company shall notify the Holder in writing of such Business Combination or reclassification as promptly as practicable (but in no event later than five (5) Business Days prior to the effectiveness thereof), (ii) the Holder shall have the right to convert this Contingent Payment Right into Contingent Payment Right Shares, in whole or in part at any time and from time to time during the Term, by notifying the Company of its exercise of such conversion right (the “Business Combination Cashless Conversion”), subject only to receipt of such approvals from the FCC or State PUCs as are required by Law for such Business Combination Cashless Conversion and (iii) the Holder’s right to receive the Cash Payment or Contingent Payment Right Shares upon exercise or Cashless Conversion of this Contingent Payment Right shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Contingent Payment Right for a Cash Payment based upon, or to receive upon a Cashless Conversion, the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon Cashless Conversion of this Contingent Payment Right in full immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification, disregarding for this purpose whether the Contingent Payment Right may then still be subject to a Cashless Conversion; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Contingent Payment Right for a Cash Payment based upon, or to receive upon a Cashless Conversion, any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property upon which a Cash Payment is based, or that is receivable upon Cashless Conversion of this Contingent Payment Right, upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder shall have the right to make the same election upon exercise or Cashless Conversion of this Contingent Payment Right with respect to the number of shares of stock or other securities or property upon which the Cash Payment is based, or which the Holder will receive upon Cashless Conversion of this Contingent Payment Right.

(c)    Rounding of Calculations; Minimum Adjustments. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (1/10th) of a share, as the case may be. No adjustment in the Share Numbers shall be made if the amount of such adjustment would be less than one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1/10th of a share of Common Stock, or more.

(d)    Adjustments to Pre-Stockholder Approval CPR Share Number. Notwithstanding anything to the contrary in this Section 4, any adjustment to the Pre-Stockholder Approval CPR Share Number shall not cause such number to exceed (x) a number equal to 19.99% of the number of shares of Common Stock outstanding as of the date

7

immediately prior to the execution of the Investment Agreement, less (y) the number of shares of Initial Closing Common Stock (as such numbers referred to in clauses (x) and (y) may be adjusted pursuant to this Section 4, mutatis mutandis).

(e)    Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (1) the provisions of this Section 4 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (2) the Contingent Payment Right undergoes a Cashless Conversion after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event (i) issuing to such Holder the incrementally additional shares of Common Stock or other property issuable upon such Cashless Conversion by reason of the Subject Adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, that the Company upon request shall promptly deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares (or other property, as applicable), and such cash, upon (and subject to) the consummation of such event.

(f)    Statement Regarding Adjustments. Whenever the Share Numbers shall be adjusted as provided in this Section 4, the Company shall as promptly as reasonably practicable prepare and make available to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Share Numbers after such adjustment.

(g)    Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur.

(h)    Proceedings Prior to any Action Requiring Adjustment. Notwithstanding anything to the contrary in this Certificate, as a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be reasonably necessary, including obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally make all Cash Payments and issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon Cashless Conversion of this Contingent Payment Right pursuant to this Section 4.

5.    Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issue of a Contingent Payment Right and (y) the issuance of the Contingent Payment Right Shares pursuant to the Cashless Conversion of a Contingent Payment Right. However, in the case of the Cashless Conversion of a Contingent Payment Right, the Company shall not be required to pay any transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Contingent Payment Right Shares to a beneficial owner other than the beneficial owner of the Contingent Payment Right immediately prior to such Cashless Conversion, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such transfer Tax or has established to the satisfaction of the Company that such transfer Tax has been paid or is not payable.

8

6.    Frustration of Purpose. The Company shall not, by amendment of the Company Charter Documents or any of its other organizational or governance documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Contingent Payment Right and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder, consistent with the terms of this Contingent Payment Right.

7.    Definitions. For the purposes of this Contingent Payment Right, the following terms have the following meanings:

“Act” has the meaning specified in the legend hereto.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“business day” has the meaning specified in the Investment Agreement.

“Certificate” has the meaning specified in Section 8 hereof.

“Company Charter Documents” has the meaning specified in the Investment Agreement.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“Company” has the meaning specified in the preamble hereof.

“Contingent Payment Right” means this Contingent Payment Right and any other contingent payment rights of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(f) hereof.

“Contingent Payment Right Share Number” means the Initial Closing CPR Share Number; provided, that if the FCC Approval (as defined in the Investment Agreement) is received and the Second Closing occurs, the Contingent Payment Right Share Number in effect immediately prior to the Second Closing shall be automatically increased at the Second Closing by an amount equal to the Second Closing CPR Share Number.

“Contingent Payment Right Shares” means shares of Common Stock issuable upon Cashless Conversion of this Contingent Payment Right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

The “Fair Market Value” of a share of Common Stock means:

(i)    if the Common Stock is publicly traded, the per share fair market value of the Common Stock shall be the closing price of the Common Stock as quoted on the Nasdaq Global

9

Select Market, or the principal exchange or market on which the Common Stock is listed, on the last trading day ending prior to the date of determination; and

(ii)    if the Common Stock is not so publicly traded, the per share fair market value of the Common Stock shall be such fair market value as determined in good faith by the Board of Directors of the Company; provided, that Holder shall have a right to receive from the Board of Directors the calculations performed to arrive at such fair market value and a certified resolution of the fair market value from the Board of Directors of the Company.

“Governance Agreement” has the meaning specified in the Investment Agreement.

“Governmental Authority” has the meaning specified in the Investment Agreement.

“Holder” means the Person or Persons who shall from time to time own this Contingent Payment Right.

“Initial Closing CPR Share Number” means 17,870,012, subject to adjustment as set forth herein.

“Law” has the meaning specified in the Investment Agreement.

“Person” has the meaning specified in the Investment Agreement.

“Pre-Stockholder Approval CPR Share Number” means 8,251,389, subject to adjustment as set forth herein.

“Second Closing” has the meaning specified in the Investment Agreement.

“Second Closing CPR Share Number” means 15,115,899, subject to adjustment as set forth herein.

“Share Number” means each of the Initial Closing CPR Share Number, the Pre-Stockholder Approval CPR Share Number and the Second Closing CPR Share Number.

“Specified Regulatory Approvals” means the Communications Regulatory Approvals set forth in Section 1.3 of the Disclosure Schedule (as defined in the Investment Agreement).

“State PUC Regulatory Approvals” means the Communications Regulatory Approvals to be obtained from State PUCs.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other similar assessments imposed by a Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes and all interest, penalties, fines, additions to tax or additional amounts imposed on any of the foregoing.

“Term” has the meaning specified in Section 1 hereof.

10

“Transfer” has the meaning specified in the Governance Agreement.

8.    Governing Law. This Contingent Payment Rights Agreement (this “Certificate”) shall be governed in all respects by the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

9.    Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Certificate were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Certificate and to enforce specifically the terms and provisions of this Certificate exclusively in any state or federal courts located in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Certificate and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Certificate and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in any state or federal courts located in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Certificate shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Certificate or any of the transactions contemplated by this Certificate in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Certificate, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 13, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Certificate, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 13 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 13 shall be effective service of process for any suit or proceeding in connection with this

11

Certificate or the transactions contemplated by this Certificate. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.    Successors and Assigns11. . Except as otherwise provided in this Certificate, the provisions of this Certificate shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Company and the Holder.

11.    No Third-Party Beneficiaries. Notwithstanding anything contained in this Certificate to the contrary, nothing in this Certificate, expressed or implied, is intended to confer, and this Certificate shall not confer, on any Person other than the parties to this Certificate any rights, remedies, obligations or liabilities under or by reason of this Certificate, and no other Persons shall have any standing with respect to this Certificate or the transactions contemplated by this Certificate.

12.    Entire Agreement. This Certificate, the Investment Agreement, the Governance Agreement, the Certificate of Designations and the other documents delivered pursuant to the Investment Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects of this Certificate and such other agreements and documents.

13.    Notices. Except as otherwise provided in this Certificate, all notices, requests, claims, demands, waivers and other communications required or permitted under this Certificate shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand or messenger, and email, as follows:

if to the Company:	Consolidated Communications Holdings, Inc. 350 S. Loop 336 W Conroe, Texas 77304 Attention: J. Garrett Van Osdell, Chief Legal Officer Email: Garrett.VanOsdell@consolidated.com

with a copy to:	Schiff Hardin LLP 233 South Wacker Drive, Suite 7100 Chicago, Illinois 60614 Attention: Alex Young Email: ayoung@schiffhardin.com

if to the Investor:	Searchlight III CVL, L.P. c/o Searchlight Capital Partners, L.P. 745 Fifth Avenue, 27th Floor New York, New York 10151 Attention: Nadir Nurmohamed Email: nnurmohamed@searchlightcap.com

12

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Steven A. Cohen Victor Goldfeld Email: SACohen@wlrk.com VGoldfeld@wlrk.com or in any such case to such other address or telephone as any party hereto may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

14.    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Certificate shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence in any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Certificate or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

15.    Amendments and Waivers. Any term of this Certificate may be amended and the observance of any term of this Certificate may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Contingent Payment Right at the time outstanding, each future holder of all such Contingent Payment Right, and the Company.

16.    Counterparts. This Certificate may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

17.    Severability. If any provision of this Certificate becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate and the balance of this Certificate shall be enforceable in accordance with its terms.

18.    Interpretation. The titles and subtitles used in this Certificate are used for convenience only and are not to be considered in construing or interpreting this Certificate. When a reference is made in this Certificate to a Section or Schedule, such reference shall be to a Section or Schedule of this Certificate unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Certificate, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Certificate are applicable to the singular as well as the plural forms of such terms and to the masculine as well

13

as to the feminine and neuter genders of such term. Any agreement, instrument or statute, rule or regulation defined or referred to in this Certificate means such agreement, instrument or statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Any reference to any section under the Act or Exchange Act, or any rule promulgated thereunder, shall include any publicly available interpretive releases, policy statements, staff accounting bulletins, staff accounting manuals, staff legal bulletins, staff “no-action,” interpretive and exemptive letters, and staff compliance and disclosure interpretations (including “telephone interpretations”) of such section or rule by the SEC. Each of the parties has participated in the drafting and negotiation of this Certificate. If an ambiguity or question of intent or interpretation arises, this Certificate shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Certificate.

[Signature page follows]

14

IN WITNESS WHEREOF, the Company and the Investor have duly executed this Contingent Payment Right Agreement.

Dated: [ ], 2020.	CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:
Name:
Title:

SEARCHLIGHT III CVL, L.P.

By:
Name:
Title:

[Signature Page to Contingent Payment Right]

EXHIBIT A

CASH ELECTION NOTICE

(To be executed by the registered holder hereof)

The undersigned registered owner of this Contingent Payment Right hereby irrevocably elects to exercise the right to receive the Cash Payment by the attached Contingent Payment Right with respect to [    ] Contingent Payment Right Shares. All capitalized terms used but not defined in this exercise form shall have the meanings ascribed thereto in the attached Contingent Payment Right.

Please deliver the applicable Cash Payment to the undersigned registered owner by wire transfer of immediately available funds to the account specified below within three (3) business days of receipt of the Cash Exercise Notice.

If this exercise is with respect to less than the entire Contingent Payment Right Share Number, a new Contingent Payment Right is to be issued in the name of the undersigned for the balance remaining of such Contingent Payment Right Share Number.

Wire Instructions:

Dated:	Name of Holder
Signature
Address

A-1

EXHIBIT C

Form of Registration Rights Agreement

C-1

EXHIBIT D

Form of Charter Amendment

D-1

EXHIBIT E

Form of Series A Certificate of Designations

E-1

FORM OF CERTIFICATE OF DESIGNATIONS OF

SERIES A PERPETUAL PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE, OF

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

Pursuant to Sections 151 and 103 of the

General Corporation Law of the State of Delaware

The undersigned, [                ], does hereby certify that:

1.	The undersigned is the [ ] of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”);

2.	The Company is authorized to issue ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), none of which has been issued; and

3.	The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):

WHEREAS, the Company’s Amended and Restated Certificate of Incorporation, as may be amended, modified or supplemented from time to time (the “Certificate of Incorporation”), authorizes the Board of Directors to issue, without stockholder approval, Preferred Stock by filing a certificate pursuant to the laws of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors to fix the designation, powers, preferences and rights of a new series of the Preferred Stock, which shall consist of [ ] ([ ])1 shares of Preferred Stock that the Company has the authority to issue as Series A Preferred Stock, as follows.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by Article IV of the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of [ ] ([ ])2 shares of Preferred Stock, par value $0.01 per share, having the powers, preferences and rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:

[1]	Note to Draft: To match number of shares to be issued to the Investor.
[2]	Note to Draft: To match number of shares to be issued to the Investor.

Section 1    Designation. The designation of the series of Preferred Stock is “Series A Perpetual Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The Series A Preferred Stock shall be perpetual, unless redeemed in accordance with this Certificate of Designations.

Section 2    Number of Shares. The authorized number of shares of the Series A Preferred Stock is [ ].3 Series A Preferred Stock that is redeemed, purchased or otherwise acquired by the Company shall not be reissued as Series A Preferred Stock and the Company shall take such actions as are necessary to cause such acquired shares to resume the status of authorized but unissued shares of Preferred Stock.

Section 3    Defined Terms and Rules of Construction.

(a)    Definitions. As used herein with respect to the Series A Preferred Stock:

“Accrued Amount” shall mean, with respect to any share of the Series A Preferred Stock, the sum of the Liquidation Preference and the Accrued Dividends with respect to such share, in each case, as of the applicable date of redemption.

“Accrued Dividends” shall mean, as of any date, with respect to any share of the Series A Preferred Stock, all Preferred Dividends that have accrued on such share pursuant to Section 4(a), whether or not declared, but that have not, as of such date, been paid or added to the Liquidation Preference pursuant to Section 4(c).

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control”, when used with respect to any Person, shall have the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” shall mean an amount, if positive, measured as of the Applicable Premium Payment Date and payable on account of any redemptions or repurchases by the Company occurring on or prior to such date, which causes the holders of the Series A Preferred Stock to receive, as of the Applicable Premium Payment Date, the same total amount of payments (with, if the Applicable Premium Payment Date occurs solely as a result of clause (b) of the definition thereof, the total principal amount outstanding on the Applicable Premium Payment Date under the Series A Preferred Stock or Alternative Preferred, as applicable, being considered “payments”) on the Series A Preferred Stock that such holders would have received if (x) the aggregate amount of shares of Series A Preferred Stock had had an initial an aggregate liquidation preference of $425 million and had received or accrued dividends at a rate per annum equal to 7.50% and otherwise had the same terms as the Series A Preferred Stock (the “Alternative Preferred”); (y) the Company had either (i) declared and paid dividends on the Alternative Preferred in respect of such Dividend

[3]

Note to Draft: Number of Series A Preferred to be issued to the Investor to be equal to the number of shares with an aggregate liquidation preference equal to the aggregate principal amount of the Note as of the Conversion Exercise Date (as defined in the Note).

2

Period in cash or (ii) not declared dividends for such Dividend Period and had the dividend accrue on the Alternative Preferred, as it did for the Series A Preferred Stock; and (z) the Company had made any redemptions or repurchases of the Alternative Preferred in the same amounts and on the same dates as it made for the Series A Preferred Stock. The Applicable Premium, if any, shall be treated as an adjustment to the price pursuant to any redemptions or repurchases occurring on or prior to the fifth anniversary of the Initial Closing Date (reasonably allocated among all such redemptions or repurchases). The Applicable Premium payable in respect of each share of Series A Preferred Stock shall be equal to the Applicable Premium on all outstanding shares of Series A Preferred Stock, calculated in the manner described in this definition divided by the number of shares of Series A Preferred Stock then outstanding. For the avoidance of doubt, if the Applicable Premium Payment Date occurs solely as a result of clause (b) of the definition thereof and the Company shall not have redeemed or repurchased (or been required to redeem or repurchase) any shares of Series A Preferred Stock on or prior to the fifth anniversary of the Initial Closing Date, then no Applicable Premium shall be payable on such Applicable Premium Payment Date.

“Applicable Premium Payment Date” shall mean the earlier of (a) the date on which the Liquidation Preference have been paid in full (whether due redemption, repurchase or otherwise) and (b) the fifth anniversary of the Initial Closing Date.

“Board of Directors” shall have the meaning ascribed to it in the Recitals above.

“Business Combination” shall mean a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by applicable law to be closed.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Company.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning ascribed to it in the Recitals above.

“Change of Control” shall mean [•].4

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

[4]	Note to Draft: To track the definition in the permanent financing.

3

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning ascribed to it in the Recitals above.

“Company Redemption Date” shall have the meaning ascribed to it in Section 5(b)(2).

“Company Redemption Notice” shall have the meaning ascribed to it in Section 5(b)(2).

“Company Redemption Price” shall have the meaning ascribed to it in Section 5(b)(1).

“DGCL” shall have the meaning ascribed to it in the Recitals above.

“Dividend Payment Date” shall mean January 1 and July 1 of each year, commencing on [ ]5; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Original Issue Date and shall end on and include the day immediately preceding the first Dividend Payment Date.

“Dividend Rate” shall mean 9.0% per annum, subject to adjustment pursuant to Section 4(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fundamental Change” shall mean the occurrence of any of the following: (a) a Change of Control or (b) approval or adoption by the stockholders of the Company of a liquidation or dissolution of the Company.

“Fundamental Change Notice” shall have the meaning ascribed to it in Section 5(a)(2).

“Fundamental Change Price” shall have the meaning ascribed to it in Section 5(a)(1).

“Fundamental Change Purchase Date” shall have the meaning ascribed to it in Section 5(a)(2).

“Indebtedness” shall mean any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (iii) letters of credit solely to the extent drawn, (iv) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (iii), (v) accounts payable to

[5]	Note to Draft: To be the first Dividend Payment Date following conversion of the Note.

4

trade creditors and accrued expenses, in each case, not arising in the ordinary course of business, (vi) amounts owing as deferred purchase price for the purchase of any property, (vii) capital lease obligations and (viii) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (i) through and (vii) above of any other Person.

“Investment Agreement” shall mean the Investment Agreement, dated as of September 13, 2020, as may be amended from time to time, by and between the Company and the Investor.

“Investor” shall mean Searchlight III CVL, L.P., a Delaware limited partnership.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock (1) as to the payment of dividends and (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Liquidation Preference” shall mean, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share, as adjusted pursuant to Section 4(c).

“Note” shall have the meaning ascribed to it in the Investment Agreement.

“Original Issue Date” shall mean the date on which the Note is converted to shares of Series A Preferred Stock pursuant to the terms of the Note.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series A Preferred Stock) that ranks equally with the Series A Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a governmental authority.

“Preferred Dividend” shall have the meaning ascribed to it in Section 4(a).

“Preferred Stock” shall have the meaning ascribed to it in the Recitals above.

“Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Specified Breach” shall have the meaning ascribed to it in Section 7(b).

“Specified Breach Directors” shall have the meaning ascribed to it in Section 7(b).

“Subsidiary” shall have the meaning ascribed to it in the Investment Agreement.

“Transfer” shall have the meaning set forth in Section 15.

5

“Transfer Tax” shall have the meaning ascribed to it in Section 10(c).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

(b)    Rules of Construction. Unless the context otherwise requires: (1) a term shall have the meaning assigned to it herein; (2) an accounting term not otherwise defined herein shall have the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (3) words in the singular include the plural, and in the plural include the singular; (4) “or” is not exclusive; (5) “will” shall be interpreted to express a command; (6) “including” means including without limitation; (7) provisions apply to successive events and transactions; (8) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (9) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (10) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (11) references to sections of the Code shall be deemed to include any substitute, replacement or successor sections as well as the rules and regulations promulgated thereunder from time to time; (12) headings are for convenience only; and (13) unless otherwise expressly provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

Section 4    Dividends.

(a)    Dividends. The holders of the Series A Preferred Stock shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Preferred Dividends”).

(b)    Accrual of Dividends. Preferred Dividends on each share of Series A Preferred Stock (i) shall accrue on the then-applicable Liquidation Preference thereof on a daily basis from and including the Original Issue Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable semi-annually in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Original Issue Date of such share. Preferred Dividends on the Series A Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Preferred Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Period shall equal the sum of the daily Preferred Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Period.

(c)    Arrearages; Payment of Dividends. Preferred Dividends shall be payable, if, as and when declared by the Board of Directors in cash. For each Dividend Period ending on or prior to

6

the five-year anniversary of the Initial Closing Date (as defined in the Investment Agreement), the Company may, at its option, either (i) declare and pay the Preferred Dividend in respect of such Dividend Period in cash or (ii) not declare a Preferred Dividend for such Dividend Period, in which case such Preferred Dividend shall accrue as set forth below. After the five-year anniversary of the Initial Closing Date (as defined in the Investment Agreement), the Preferred Dividend shall be declared by the Board of Directors on a current basis with respect to each Dividend Period and shall be payable solely in cash. If the Board of Directors fails to declare and pay pursuant to this Section 4(c) a full Preferred Dividend in cash on any Dividend Payment Date (whether before, on or after the five-year anniversary of the Initial Closing Date), then, without limiting any rights or remedies of the holders of shares of Series A Preferred Stock for a breach of the preceding sentence (if such failure to pay occurs with respect to a Dividend Period ending after the five-year anniversary of the Initial Closing Date), the amount of such unpaid Preferred Dividend shall automatically be added to the Liquidation Preference on the applicable Dividend Payment Date, subject to adjustment pursuant to Section 4(f), without any action on the part of the Company or any other Person.

(d)    Record Date. The record date for payment of Preferred Dividends on any relevant Dividend Payment Date will be the Close of Business on the fifteenth (15th) day of the calendar month that precedes the relevant Dividend Payment Date whether or not such day is a Business Day.

(e)    Priority of Dividends. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights, senior to the Common Stock and each other class or series of Capital Stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights; provided, that the foregoing shall not restrict the Company from redeeming outstanding debt securities in accordance with their terms.

(f)    Adjustment to Dividend Rate. If (i) at any time after the Original Issue Date, the Company shall breach any of the provisions set forth in Section 6, and such breach is not cured within thirty (30) days of the Company’s receipt of notice of such breach from any holder of shares of Series A Preferred Stock, (ii) the Board of Directors fails to declare and pay pursuant to Section 4(c) a full Preferred Dividend in cash on any Dividend Payment Date with respect to a Dividend Period ending after the five-year anniversary of the Initial Closing Date or (iii) the Company does not pay the Applicable Premium to each holder of shares of Series A Preferred Stock on the Applicable Premium Payment Date pursuant to Section 5(b), then, in each case, without limiting any rights or remedies of the holders of shares of Series A Preferred Stock for such breach, the Dividend Rate applicable to each subsequent Dividend Period will be increased by an additional 2% (e.g., if the Dividend Rate prior to such increase was 9%, the Dividend Rate after such increase will be 11%).

7

Section 5    Redemption.

(a)    Fundamental Change.

(1)    In connection with any Fundamental Change, each holder of the Series A Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder’s Series A Preferred Stock for cash at a price per share equal to 100% of the Accrued Amount (including Accrued Dividends up to and including the Fundamental Change Purchase Date)(the “Fundamental Change Price”). The Company shall provide reasonable written notice to each holder of the Series A Preferred Stock of any event that has resulted or will result in a Fundamental Change.

(2)    On or before thirty (30) days prior to the date of any Fundamental Change, or in the event an executive officer of the Company is not aware of such Fundamental Change at least thirty (30) days prior to the effective date of the Fundamental Change, as soon as otherwise practicable (but in any event within two (2) Business Days of an executive officer of the Company becoming aware of such Fundamental Change), the Company shall deliver to the holder a written notice of such Fundamental Change (the “Fundamental Change Notice”). Such Fundamental Change Notice must specify: (A) a date that the Company will pay the Fundamental Change Price in respect of each share of Series A Preferred Stock (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date notice is mailed, such date the “Fundamental Change Purchase Date”); (B) that the decision as to whether to effect a redemption in connection with a Fundamental Change Offer may be accepted by delivery, no later than five (5) Business Days prior to the date specified in clause (A); (C) the Fundamental Change Price, specifying the individual components thereof; (D) that any shares of Series A Preferred Stock not tendered for payment shall continue to be outstanding and the holder shall remain entitled to, among other things, the payment of the Preferred Dividends thereon; and (E) the material circumstances and facts regarding such Fundamental Change (and the Company shall not enter into any confidentiality agreement in connection with any potential Fundamental Change that restricts, in any manner, the Company’s ability to comply with its disclosure obligations to the holders of Series A Preferred Stock under this Section 5(a)).

(3)    On the Fundamental Change Purchase Date, the Company shall pay to the applicable holder the Fundamental Change Price in respect of each share of Series A Preferred Stock to be repurchased as specified in such holder’s notice delivered to the Company by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Fundamental Change Price in respect of each share of Series A Preferred Stock to the extent such amounts are not paid as provided herein. Notwithstanding the foregoing, in the event of a Fundamental Change on the basis of Section 5(a)(1), the Company or the third party acquiror, as applicable, shall pay such holders the Fundamental Change Price concurrently with the payment to the holders of Common stock in connection with such Fundamental Change; provided that the Company (or any successor entity) shall remain liable for the payment of the Fundamental Change Price to the extent such amounts are not paid as provided herein.

(4)    On and after the Fundamental Change Purchase Date, shares of the Series A Preferred Stock repurchased, or to be repurchased, on such Fundamental Change Purchase Date shall no longer be deemed to be outstanding and all powers, designations, preferences and other rights of

8

such holder as a holder of such shares (except the right to receive from the Company (or a third party acquiror, if applicable) the Fundamental Change Price in respect of each share of Series A Preferred Stock) shall cease and terminate with respect to such shares; provided, that, in the event that any shares of Series A Preferred Stock are not repurchased due to a default in payment by the Company (or its successor) or because the Company (or its successor) is otherwise unable to or fails to pay the Fundamental Change Price in respect of each share of Series A Preferred Stock in full on the Fundamental Change Purchase Date, such shares shall remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the payment of Preferred Dividends) as provided herein.

(5)    Notwithstanding anything in this Section 5 to the contrary, each holder shall retain the right, through to the Close of Business three (3) days prior to the Fundamental Change Purchase Date (or if such third day prior to the Fundamental Change Purchase Date is not a Business Day, through the Close of Business on the immediately succeeding Business Day), to withdraw an election to have its shares of Series A Preferred Stock repurchased pursuant to this Section 5(a); provided, however, that where it exercises such right, the shares pertaining thereto shall not be repurchased pursuant to this Section 5(a).

(6)    The Company will not enter into any agreement providing for or otherwise authorize, and the Company shall not have the corporate power to effect, a Fundamental Change constituting a Business Combination unless such third party acquiror agrees in writing to cause the Company to make the repurchases contemplated in and to otherwise comply in all respects with this Section 5(a) and agrees, for the benefit of the holder (including by making each holder of Series A Preferred Stock an express beneficiary of such agreement), that to the extent the Company is not legally able to repurchase the Series A Preferred Stock, such third party acquiror or an Affiliate of the third party acquiror will purchase the Series A Preferred Stock on the terms set forth in this Section 5(a).

(b)    Company Redemption.

(1)    On and after the Original Issue Date, the Company, at its option, may, on not less than ten (10) nor more than thirty (30) days’ prior notice (which notice shall be given in accordance with Section 8 hereof), redeem (out of funds legally available therefor) all or any part of the outstanding shares of Series A Preferred Stock at a purchase price per share in cash equal to the Accrued Amount (the “Company Redemption Price”).

(2)    If the Company elects to redeem the outstanding shares of Series A Preferred Stock, the “Company Redemption Date” shall be the date on which the Company elects to consummate such redemption. The Company shall deliver to the holders of Series A Preferred Stock a written notice of such redemption (a “Company Redemption Notice”) not less than fifteen (15) Business Days prior to the Company Redemption Date. The Company Redemption Notice must state the following: the aggregate number of shares of Series A Preferred Stock to be redeemed, the Company Redemption Date, the Company Redemption Price and that the Preferred Dividends, if any, on the shares to be redeemed will cease to accrue on such Company Redemption Date; provided that the Company Redemption Price shall have been paid in full on the Company Redemption Date.

9

(3)    Upon the Company Redemption Date, the Company shall pay the Company Redemption Price in respect of each share of Series A Preferred Stock to the holders of Series A Preferred Stock by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Company Redemption Price in respect of each share of Series A Preferred Stock to the extent such amounts are not paid as provided herein.

(4)    Shares of Series A Preferred Stock to be redeemed on the Company Redemption Date will, on and after such date, no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such shares (except the right to receive from the Company the Company Redemption Price) shall cease and terminate; provided that in the event that any shares of the Series A Preferred Stock are not redeemed due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Company Redemption Price in cash in full on the Company Redemption Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of the Preferred Dividends) as provided herein.

(5)    Any redemption of the Series A Preferred Stock pursuant to this Section 5(b) shall be payable out of cash legally available therefor. The Company shall not be permitted to effect such redemption if the Company has insufficient funds to redeem the shares of Series A Preferred Stock to be so redeemed.

(c)    Insufficient Funds upon Fundamental Change Redemption. Any repurchase of the Series A Preferred Stock pursuant to Section 5(a) shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then the Company shall or shall cause its Subsidiaries to, to the extent necessary, sell remaining assets of the Company or of its Subsidiaries, as applicable, legally available therefor for cash and shall use the proceeds therefrom to fund the repurchase of Series A Preferred Stock pursuant to Section 5(a). To the extent that, after the sale of assets contemplated the preceding sentence, the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that holders of Series A Preferred Stock have requested to be purchased under Section 5(a), the Company shall (i) purchase, pro rata among the holders of Series A Preferred Stock that have requested their shares be purchased pursuant to Section 5(a), a number of shares of Series A Preferred Stock with an aggregate Fundamental Change Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Change Price from time to time as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock (including upon the future sale of assets by the Company or by its Subsidiaries as contemplated by the preceding sentence) until it has made such purchase in its entirety. The inability of the Company (or its successor) to make a purchase payment due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Unless and until all shares of Series A Preferred Stock shall have been purchased, the holders of the Series A Preferred Stock shall retain their rights under this Certificate of Designations.

(d)    Certain Redemptions of Company Common Stock. On and after the Original Issue Date, in the event that the Company determines to repurchase shares of Common Stock (a “

10

Common Stock Repurchase”) (it being understood that any such Common Stock Repurchase may only be made if then permitted by this Certificate of Designations), the Company shall first redeem at the Company Redemption Price a number of shares of Series A Preferred Stock that is proportional to the Common Stock repurchased by the Company pursuant to the Common Stock Repurchase relative to the number of shares of Common Stock issued and outstanding immediately prior to the Common Stock Repurchase; provided that the foregoing provision shall not apply to (i) repurchases by the Company of Capital Stock of the Company owned by retired or deceased employees of the Company or any of its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount of such repurchases pursuant to this clause (i) shall not in the aggregate exceed $3,000,000 during any fiscal year of the Company; (ii) non-cash repurchases by the Company or its Subsidiaries of shares of Capital Stock deemed to occur upon exercise of stock options or the forfeiture or withholding of Taxes with respect to stock options, restricted stock or performance shares if such shares of Capital Stock represent a portion of the exercise price of such options, restricted stock or performance shares; and (iii) the Company may make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock.

(e)    Applicable Premium Payment Date. On the Applicable Premium Payment Date, the Company shall pay to the each holder of shares of Series A Preferred Stock an amount of cash equal to the Applicable Premium on such shares.

Section 6    Investor Rights.6

(a)    Investor Rights as to Particular Matters. In addition to any vote or consent of stockholders of the Company required by applicable law or by the Certificate of Incorporation, for so long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, and the Board of Directors shall have no power to authorize the Company or any of its Subsidiaries to, take any of the actions described in clauses (1) through [ ] below without the prior written consent of holders of a majority of the outstanding shares of Series A Preferred Stock, and any such action purported to be taken without such consent shall be null and void ab initio:

(1)    Dividends and Repurchases. The declaration of any dividends on any shares of any class of Capital Stock, or the making any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or making any other distribution in respect thereof, either

[6]

Note to Draft: Consent rights drafted below to appear in the Certificate of Designations as drafted below. Other consent rights (including as to indebtedness, restricted payments, liens, restrictive agreements, affiliate transactions and investments, among others) to be added to be consistent with negative covenants in the Note (to be based on covenants in permanent financing). In addition, reporting and affirmative covenants to be added to Section 6(b) below consistent with such covenants in the Note (to be based on covenants in permanent financing). However, calculations of the amount of indebtedness of the Company in the consent rights and covenants in the preferred stock will include the preferred stock.

11

directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries, except that:

(A)    Subsidiaries of the Company may pay dividends to the Company or to Subsidiaries of the Company which are directly or indirectly wholly owned by the Company;

(B)    the Company may pay or make dividends or distributions to any holder of its Junior Stock in the form of additional Junior Stock of the same class and type, and Subsidiaries of the Company may pay or make dividends or distributions to any holder of their Capital Stock in the form of additional Capital Stock of the same class and type (provided that if any such Subsidiary has shareholders other than the Company or another Subsidiary of the Company, such dividends or distributions shall be paid to such Person on a pro rata basis or on a basis that is more favorable to the Company and its Subsidiaries than pro rata); and

(C)    the Company may make restricted payments expressly permitted by Section [•].7

(2)    Amendment of Series A Preferred Stock. The amendment, alteration, modification or repeal (whether by merger, consolidation, by operation of law or otherwise) of any provisions of (a) the Certificate of Incorporation or Bylaws in any manner that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any holder thereof or (b) this Certificate of Designations.

(3)    Authorizations and Reclassifications. Any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) of the Certificate of Incorporation (including this Certificate of Designations) or any provision thereof in any manner that would, or the undertaking of any other action to, authorize, create, split, classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Junior Stock, Parity Stock or Capital Stock that would rank senior to the Series A Preferred Stock.

(4)    Issuances. Any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) of the Certificate of Incorporation (including this Certificate of Designations) or any provision thereof in any manner that would authorize or result in the issuance of, or the undertaking of any other action to authorize or issue, Parity Stock (including additional shares of the Series A Preferred Stock) or Capital Stock that would rank senior to the Series A Preferred Stock.

(b)    Additional Covenants of the Company. In addition to the foregoing, the Company shall, for so long as any shares of Series A Preferred Stock remain outstanding:

(1)    [•].8

Section 7    Voting.

[7]	Note to Draft: To refer to the dividend/restricted payment provisions to be imported from the permanent financing (as modified and contemplated by Section 6 of the Note).
[8]	Note to Draft: See footnote in Section 6 above.

12

(a)    General. Each holder of Series A Preferred Stock will have one (1) vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent. The holders of Series A Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or electronic transmission of the holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders. The holders of Series A Preferred Stock will not have the right to vote on matters other than those set forth in this Certificate of Designations or as required by law.

(b)    Right to Elect Two Directors Upon Specified Breaches. If Preferred Dividends shall not have been paid in cash in full for the equivalent of two or more Dividend Periods ending after the five-year anniversary of the Initial Closing Date, whether or not consecutive (each such occurrence, a “Specified Breach”), the number of directors then constituting the Board of Directors shall thereupon automatically be increased by two and the holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect two additional directors (the “Specified Breach Directors”), provided that it shall be a qualification for election for any such Specified Breach Director that the election of such director shall not cause the Company to violate the corporate governance requirement of the Nasdaq (or any other securities exchange or other trading facility on which securities of the Company may then be listed or traded) that listed or traded companies must have a majority of independent directors. The Specified Breach Directors shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board of Directors and shall serve on the Board of Directors until no Specified Breach exists (at which time the rights under this Section 7(b) shall terminate, subject to revesting in the event of each and every subsequent Specified Breach). Upon the termination of the foregoing rights, the term of office on the Board of Directors of all individuals who may have been designated as Specified Breach Directors under this Section 7(b) shall cease (and such individuals shall promptly resign from the Board of Directors), and the number of directors constituting the Board shall return to the number of directors that constituted the entire Board immediately prior to the occurrence or existence of the initial Specified Breach giving rise to the foregoing rights. The rights granted by this Section 7(b) shall be in addition to any other rights granted to the holders of the Series A Preferred Stock herein and in the Governance Agreement.

Section 8    Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 9    Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

13

Section 10    Taxes.

(a)    Withholding. The Company shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series A Preferred Stock, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series A Preferred Stock or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). Notwithstanding any provision herein to the contrary, (i) the Company shall be entitled to make a protective withholding of taxes if the Company determines in its sole discretion that it is not certain whether such withholding is required under applicable law and (ii) this Section 10(a) shall survive any transfer, surrender or termination of this Certificate of Designations.

(b)    Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of shares of Series A Preferred Stock or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

Section 11    Further Assurances. The Company shall take such actions as are reasonably required in order for the Company to satisfy its obligations under this Certificate of Designations, including, without limitation, using commercially reasonable efforts to seek to obtain the approval of the holders of any class or series of Capital Stock or making any filings, in each case as required pursuant to applicable law or the listing requirements (if any) of any national securities exchange on which any class or series of Capital Stock is then listed or traded. The Company further agrees to reasonably cooperate with the holders of Series A Preferred in the making of any filings under applicable law that are to be made by the Company or any such holder in connection with the exercise of any such holder’s rights hereunder.

Section 12    Amendment. This Certificate of Designations may only be altered, amended, or repealed by the affirmative vote of a majority of the whole Board of Directors and holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class.

Section 13    Waiver. Any provision in this Certificate of Designations to the contrary notwithstanding, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the

14

holders thereof) upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 14    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 15    Transfer Restrictions. Notwithstanding anything to the contrary in the Governance Agreement, the holders of Series A Preferred Stock may not, without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed, directly or indirectly, sell, transfer or otherwise dispose of (“Transfer”) any shares of Series A Preferred Stock to any Person unless, in each case, (a) such Person is a U.S. Person and (b) prior to such Transfer, such Person delivers to the Company a properly completed and executed Internal Revenue Service Form W-9, certifying that such Person is a U.S. Person exempt from back-up withholding; provided that this Section 15 shall not apply to, and shall cease to apply following, any (i) transactions pursuant to Rule 144 or Rule 144A under the Securities Act, (ii) any transactions registered under the Securities Act or (iii) any Transfers described in Sections 7(b)(iii), (iv), (v), (vi), (vii) or (viii)(y) of the Governance Agreement (for the avoidance of doubt, whether such Transfer is by the Investor or any other holder). In connection with any transactions described in clause (i) or (ii) of the proviso to the preceding sentence, the applicable holder(s) of Series A Preferred Stock and the Company shall use commercially reasonable efforts to cause the relevant shares of Series A Preferred Stock to be held through a withholding agent that is a U.S. Person (e.g., The Depository Trust & Clearing Corporation, Cede & Co. or one of their respective affiliates).

Section 16    No Other Rights. Except as set forth in the Governance Agreement or the Investment Agreement, the Series A Preferred Stock will have no rights or preferences except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by law.

15

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this [                ] of [                ].

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designations]